EXHIBIT 10.52

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

FASL LLC

a Delaware Limited Liability Company

MEMBERSHIP INTERESTS IN FASL LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FASL LLC AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Dated as of June 30, 2003

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

EXHIBIT & SCHEDULES

Exhibit A	Members, Capital Contributions, and Percentage Interests

Exhibit B	Form of Joinder Agreement

Exhibit C	4-Year Fixed Financial Support Plan

Exhibit D	Form of Pull-In Note

Exhibit E-1	Form of Non-Convertible Note

Exhibit E-2	Form of Convertible Note

Exhibit F	Form of Breach Convertible Note

Exhibit G-1	Stock Option Allocation Schedule

Exhibit G-2	Stock Option Allocation Schedule

Schedule A	Dispute Resolution Procedures

Schedule B	Related Party Claim Procedures

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

FASL LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2003 (the “Launch Date”), by and between AMD Investments, Inc., a Delaware corporation (“AMD Member”), and Fujitsu Microelectronics Holding, Inc., a Delaware corporation (“Fujitsu Member”), for the purpose of amending and restating the terms of the Limited Liability Company Operating Agreement dated May 15, 2003 (the “Original Agreement”) of FASL LLC (the “Company”), a limited liability company organized under the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). In addition, Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), and Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu”), are entering into this Agreement as of the date first set forth above and are parties hereto not in the capacity of Members of the Company but in order to receive the benefit of and be bound by the applicable provisions hereof.

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1	Continuation

The Company was formed under the Act on April 15, 2003 by filing a Certificate of Formation of the Company (the “Certificate”) in the Office of the Secretary of State of the State of Delaware as required by the Act. The Members hereby continue the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth and amend and restate the Original Agreement as set forth herein. AMD Member hereby continues as a Member of the Company, and Fujitsu Member is admitted to the Company as a Member upon its execution of this Agreement. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. If any provision of this Agreement is prohibited or ineffective under the Act, this Agreement will be considered amended to the smallest degree possible in order to make such provision effective under the Act. Subject to the provisions hereof, the Board of Managers may execute and file, or cause an Officer of the Company to file, any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Board of Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board of Managers shall deem necessary or advisable.

1.2	Name

The name of the Company shall be FASL LLC. The Company may also conduct business at the same time under one or more fictitious names if the Board of Managers determine that such is in the best interests of the Company. The Board of Managers, including by a Special

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Vote for so long as Fujitsu Member’s Percentage Interest is greater than twenty percent (20%), may change the name of the Company, from time to time, in accordance with Applicable Law.

1.3	Principal Place of Business; Other Places of Business

The principal place of business of the Company is located in Sunnyvale, California or may be such other place within or outside the State of Delaware as the Board of Managers may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware, but in all events within the United States, as the Board of Managers deem advisable.

1.4	Business Purpose

The purpose of the Company shall be the (a) development, manufacture and sale of semiconductor devices (including single chip or multiple chip products), a substantial function of which is code and/or data storage; (b) entry into any other lawful business, purpose or activity in which a limited liability company may be engaged under Applicable Law (including, without limitation, the Act) as the Members may determine from time to time, subject to and in accordance with the terms of this Agreement; and (c) entry into any lawful transaction and engagement in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement.

1.5	Designated Agent for Service of Process

The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date hereof, the address of the registered office of the Company in the State of Delaware is Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.6	Term

The Company shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to and as provided in Article 10 of this Agreement.

ARTICLE 2.

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” is defined in the preamble.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Adjusted Capital Account Deficit” means, with respect to any Member at any time, the deficit balance, if any, in such Member’s Capital Account as of such time, after giving effect to the following adjustments:

(1) Add to such Capital Account the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(2) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Tax Liability Distribution Amount” shall mean, with respect to each Member and each Fiscal Year, the aggregate amount of the Tax Liability Distributions made to such Member (during or after such Fiscal Year) with respect to such Fiscal Year (determined without regard to any reduction due to a negative Tax Liability Distribution Adjustment in respect of any prior Fiscal Year(s)), increased (without duplication) by the amount of a positive Tax Liability Distribution Adjustment or decreased by the amount of a negative Tax Liability Distribution Adjustment, in each case, as determined with respect to such Member for such Fiscal Year.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists. The parties acknowledge and agree that neither Fujitsu nor AMD is presently controlled by any other Person. Notwithstanding the foregoing, a Company Entity shall not be deemed to be an Affiliate of either Fujitsu or AMD, except where expressly provided in this Agreement.

“Agreement” shall mean this Amended and Restated Limited Liability Company Operating Agreement which shall constitute the limited liability company agreement of the Company within the meaning of the Act.

“AMD” is defined in the preamble.

“AMD Distribution Agreement” means that AMD Distribution Agreement dated as of June 30, 2003 between AMD and the Company.

“AMD Guaranteed Obligations” is defined in Section 11.1.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“AMD Guaranty” is defined in Section 11.1.

“AMD Initial Contributed Assets” means the AMD Pre-Closing Contributed Assets (as defined in the Contribution Agreement) and the AMD Closing Date Contributed Assets (as defined in the Contribution Agreement).

“AMD Manager” means any of the Managers designated by AMD Member to serve on the Board of Managers in accordance with Section 7.2.

“AMD Manager Claim” is defined in Schedule B.

“AMD Member” is defined in the preamble.

“AMD Privileged Material” is defined in Schedule B.

“AMD Transaction” is defined in Section 7.16.2(b).

“Annual Budget” is defined in Section 8.1.1.

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

“Assignee” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its Economic Interest in the Company in accordance with this Agreement, and (b) which has not been admitted to the Company as a Substitute Member pursuant to Section 9.8 of this Agreement.

“Audit Year” is defined in Section 5.1.1(a).

“Black-Scholes Value” is defined in Section 7.16.1.

“Board of Managers” means, at any time, the Board of Managers designated in accordance with Section 7.2.

“Breach” is defined in Section 10.6.

“Breach Convertible Note” is defined in Section 10.6.1(b).

“Breaching Member” is defined in Section 10.6.

“Breaching Member’s Amount” is defined in Section 10.6.1(b).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Business” is defined in Section 7.7.2(c).

“Business Day” means any day other than a day on which commercial banks in California or Tokyo are required or authorized to be closed.

“Capex” means any expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations in accordance with GAAP), of the Company and each of the other Company Entities, collectively; provided, however, that any such expenditure that is less than five thousand dollars (U.S.$5,000) shall not be included in the determination of Capex.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(1) To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions, (b) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 6 hereof or other provisions of this Agreement and (c) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(2) From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement in its capacity as a Member (for the avoidance of doubt, any payment to a Member pursuant to the terms of any Member Debt Financing or other debt instrument, or any payment pursuant to any license, consulting, services, subcontracting, lease or other agreement between the Company and such Member or any Affiliates of such Member shall not be treated as a “distribution”), (b) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 6 or other provisions of this Agreement, and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member.

(3) In the event any Interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(4) In determining the amount of any liability for purposes of subsections (1) and (2) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(5) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board of Managers may make such

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 10 hereof upon the dissolution of the Company. The Board of Managers shall also make (a) any adjustments that are necessary or appropriate, in the absence of guidance under applicable Regulations, to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2. Upon the conversion of any Convertible Note, the Members’ Capital Accounts shall be adjusted in accordance with the requirements of the Code and Regulations.

“Capital Contributions” means, with respect to any Member, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member, whether as a Capital Contribution of Contributed Assets or as a Capital Contribution of other assets.

“Cash” means cash and cash equivalents determined by the Company in good faith consistent with GAAP.

“Certificate” is defined in Section 1.1.

“Chairman of the Board” is defined in Section 7.5.

“Change in Control” shall be deemed to have occurred, with respect to AMD or Fujitsu, when:

(1) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of AMD or Fujitsu, as the case may be (the “Voting Stock”);

(2) AMD or Fujitsu (A) consolidates with or merges into any other Person or any other Person merges into AMD or Fujitsu, and in the case of any such transaction, the outstanding common stock of AMD or Fujitsu, as the case may be, is changed or exchanged into other assets or securities as a result, unless the stockholders of AMD or Fujitsu, as the case may be, immediately before such transaction own, directly or indirectly immediately following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (B) conveys, transfers or leases all or substantially all of its assets to any Person; or

(3) Any time Continuing Directors do not constitute a majority of the Board of Directors of AMD or Fujitsu, as the case may be (or, if applicable, a successor Person to AMD or Fujitsu, as the case may be).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Chief Executive Officer” is defined in Section 7.12.1.

“Chief Financial Officer” is defined in Section 7.12.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” is defined in the preamble.

“Company Accountant” shall mean initially Ernst & Young LLP or such other independent accounting firm as appointed from time to time by the Board of Managers.

“Company Assets” means all direct and indirect rights and interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including Cash).

“Company Correlative Item” is defined in Section 6.4.4(b).

“Company Entity” means the Company, or any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entity).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Section 482 Allocation” is defined in Section 6.4.4(a).

“Company Transaction” is defined in Section 7.16.2(a).

“Confidential Information” is defined in Section 7.19.1

“Continuing Director” means, solely with respect to AMD or Fujitsu, at any date, a member of AMD’s or Fujitsu’s Board of Directors, as the case may be, (i) who was a member of such board on June 30, 2003 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the such board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee comprised of independent directors if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Contributed Assets” means the AMD Contributed Assets and the Fujitsu Contributed Assets as such terms are defined in the Contribution Agreement.

“Contribution Agreement” means the Contribution and Assumption Agreement dated as of June 30, 2003 among the Company, AMD and Fujitsu.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Convertible Note” is defined in Section 4.3.2(d).

“Conversion Eligibility Date” is defined in Section 4.3.2(d).

“Core Business” is defined in Section 7.8.1(b).

“Curative Distribution” shall mean an amount, which shall be determined with respect to each Fiscal Year of the Company and which shall be payable to one of the Members in accordance with Section 5.1.1(b). The amount of the Company’s Curative Distribution for any Fiscal Year shall mean the additional amount necessary to distribute to one of the Members in order that the Adjusted Tax Liability Distribution Amount made to one of the Members in respect of such Fiscal Year and the sum of the Adjusted Tax Liability Distribution Amount and the Curative Distribution made to the other Member in respect of such Fiscal Year shall be in the same ratio as the Members’ respective Percentage Interests for such Fiscal Year (the “Target Ratio”); provided, however, that if the Members’ respective Percentage Interests vary during such Fiscal Year, the Target Ratio for such Fiscal Year shall mean the ratio of the Members’ respective “book” items (within the meaning of Code Section 704(b)) corresponding to the tax items in respect of which the Tax Liability Distribution was made.

“Cure Period” means, with respect to a Breach, a period of one hundred (100) days starting from the date such Breach occurs, during which the Breaching Member shall have the right to cure the Breach by either funding its Breaching Member’s Amount (plus reasonable interest thereon) or by purchasing the Breach Convertible Note from the Non-Breaching Member at a price equal to the principal, interest and any other amounts outstanding thereunder (and, upon such a purchase, the Breach Convertible Note shall cease to be convertible); provided, however, that each Breaching Member shall have the right so to cure its Breaches two (2) times, and after the second such cure of a Breach, the Cure Period shall no longer apply with respect to any Breach by such Non-Breaching Member. For the avoidance of doubt, the curing of multiple Breaches at any one (1) time shall only constitute one (1) exercise of the right to cure.

“DCF Valuation” is defined in Section 9.3.1.

“Depreciation” means, for each Fiscal Year of the Company or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“DGCL” means the General Corporation Law of Delaware, as amended.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Disclosing Party” is defined in Section 7.19.1.

“Discounted Black-Scholes Value” is defined in Section 7.16.1.

“Distribution Agreements” is defined in Section 8.9.

“Distributor” means either AMD in its capacity as a distributor of Products under the AMD Distribution Agreement or Fujitsu in its capacity as a distributor of Products under the Fujitsu Distribution Agreement, as applicable.

“Economic Interest” means a Person’s right to share in allocations of Net Profits, Net Losses and other items of income, gains, losses, deductions and credits hereunder and to receive distributions from, the Company as set forth in this Agreement, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Excess Allocation” is defined in Section 5.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officers” means all Officers directly reporting to the Chief Executive Officer.

“FASL (Japan)” means Fujitsu AMD Semiconductor Limited, a corporation organized under the laws of Japan, and, following the consummation of the transactions contemplated by the Contribution Agreement, a wholly owned subsidiary of the Company that will have its name changed to FASL JAPAN Limited.

“FASL (Japan) Non-Manufacturing Organization” means the formal or informal group, division or other organization within FASL (Japan) primarily conducting research and development of semi-conductor products (as well as related marketing and administrative activities) which, as of the Launch Date will operate at leased facilities located in Tokyo and Nagoya.

“Final Bid End-Date” is defined in Section 9.3.9(d).

“Financing Note” is defined in Section 9.3.8.

“Financing Shortfall” is defined in Section 4.3.1.

“Financing Shortfall Amount” is defined in Section 4.3.1.

“Financing Shortfall Notes” is defined in Section 4.3.2(d).

“Fiscal Year” is defined in Section 7.10.1.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“FMM” means Fujitsu Microelectronics (Malaysia) Sdn. Bhd.

“4-Year Fixed Financial Support Plan” means the first sixteen (16) quarters of the plan attached hereto as Exhibit C. In the event that the Launch Date is delayed for any reason beyond the fiscal quarter of the calendar year that is the first quarter of the 4-Year Fixed Financial Support Plan as set forth on Exhibit C, the dates on the 4-Year Fixed Financial Support Plan will be adjusted so that such first quarter thereof will be the fiscal quarter in which the Launch Date falls (but, for the avoidance of doubt, the amounts contained therein will not change).

“4-Year Operations Plan” is defined in Section 8.1.1.

“4-Year Period” means the four (4)-year period covered in the 4-Year Fixed Financial Support Plan.

“Fujitsu” is defined in the preamble.

“Fujitsu Distribution Agreement” means that Fujitsu Distribution Agreement dated as of June 30, 2003 between Fujitsu and the Company.

“Fujitsu Guaranteed Obligations” is defined in Section 12.1.

“Fujitsu Guaranty” is defined in Section 12.1.

“Fujitsu Manager” means any of the Managers designated by Fujitsu to serve on the Board of Managers in accordance with Section 7.2.

“Fujitsu Manager Claim” is defined in Schedule B.

“Fujitsu Member” is defined in the preamble.

“Fujitsu Privileged Material” is defined in Schedule B.

“Funding Member” means a Member that provides financing for (i) Pull-Ins pursuant to and in accordance with Section 4.3.2(c), or (ii) Financing Shortfalls pursuant to and in accordance with Section 4.3.2(d), as applicable.

“Funding Member Pull-In Note” is defined in Section 4.3.2(c).

“G&A” means the general and administrative expenses (including any fees paid to Persons that are not Company Entities in respect of general and administrative activities performed for the benefit of any Company Entity) of the Company and the other Company Entities, collectively, computed in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of the assets contributed to the Company by AMD Member and Fujitsu Member in connection with the contribution of the Contributed Assets shall be the gross fair market value of such assets, which the parties agree is equal to the book value of such Contributed Assets as determined in accordance with GAAP and shall be set forth on Exhibit A as soon as practicable after the Launch Date. The initial Gross Asset Value of any asset contributed by a Member to the Company that is not a Contributed Asset shall be the gross fair market value of such asset as determined by the Board of Managers and the contributing Member.

(2) The Gross Asset Value of all Company Assets immediately prior to the occurrence of any event described in subsections (a) through (d) hereof shall be adjusted to equal their respective gross fair market values, in accordance with the applicable valuation provisions of this Agreement, or if there are no such provisions, as determined by the Board of Managers using such reasonable method of valuation as the Board of Managers may adopt, upon the occurrence of the following events and in accordance with the applicable Regulations:

(a) the acquisition of an additional Interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution (including the acquisition of an additional Interest by an existing Member upon conversion of a Convertible Note in accordance with Section 4.3.2(d)), if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(b) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Economic Interest or Interest in the Company, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(d) at such other times as the Board of Managers shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(3) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such Company Asset on the date of distribution as determined by the Board of Managers.

(4) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (4) of this definition to the extent that the Board of Managers reasonably determines that an adjustment pursuant to subsection (2) of this definition above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4) of this definition.

(5) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subsections (1), (2) or (4) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Guaranteed Percentage” is defined in Section 4.1.2(a).

“HR Council” is defined in Section 7.15.

“Indemnified Loss” is defined in Section 7.11.1.

“Indemnitee” is defined in Section 7.11.1.

“Initial Bid End-Date” is defined in Section 9.3.9(c).

“Initial Public Offering” means a bona fide underwritten initial sale of common stock (or other securities) of a Person pursuant to a registration statement that is declared effective by the SEC.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Contribution Agreement” means the Intellectual Property Contribution and Ancillary Matters Agreement dated as of June 30, 2003 among Fujitsu, AMD and the Company.

“IPO Valuation” means the Valuation described in Section 9.3.1.

“IT” is defined in Section 7.13.

“IT Steering Committee” is defined in Section 7.13.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Joint Territory” has the meaning set forth in the AMD Distribution Agreement and in the Fujitsu Distribution Agreement.

“JV1” means the wafer fabrication facility currently for 0.35 micron products located at Industrial Site 6, Monden-machi, Aizuwakamatsu-shi, Fukushima, Japan.

“JV2” means the wafer fabrication facility currently for 0.23 micron products located at Industrial Site 6, Monden-machi, Aizuwakamatsu-shi, Fukushima, Japan.

“JV3” means the wafer fabrication facility currently for 0.18 micron and 0.13 micron products located at Industrial Site 2, Takaku, Aizuwakamatsu-shi, Fukushima, Japan.

“Launch Date” is defined in the preamble.

“Liquidators” is defined in Section 10.5.1.

“Managers” means at any time the individuals elected in accordance with Section 7.2 to serve on the Board of Managers.

“Material Breach” means a Breach of greater than seventy-five million dollars (U.S.$75,000,000) in any one occurrence or which, together with all previous Breaches by the applicable Member, exceeds seventy-five million dollars (U.S.$75,000,000) in the aggregate.

“Material Company Entity” means the Company and each Company Entity that owns (directly or indirectly) greater than twenty percent (20%) of the fair market value of the assets of the Company Entities taken as a whole.

“Member” means a Person owning a Membership Interest, including any Substitute Member.

“Member Correlative Item” is defined in Section 6.4.4(a).

“Member Debt Financing” means a loan to the Company directly from a Member or any of its Affiliates.

“Member Guarantee” means a guarantee by a Member or its Affiliates issued to a Person other than a Member or its Affiliates guaranteeing any lease or debt financing provided to a Company Entity by such Person.

“Member Guaranteed Financing” means any lease or debt financing from a Person other than a Member or its Affiliates that is guaranteed by a Member Guarantee.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Member Section 482 Allocation” is defined in Section 6.4.4(b).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Regulations Section 1.704-2(i).

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. A Membership Interest may be expressed as a number of Units.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(2) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this subsection (2) of this definition, shall be subtracted from such taxable income or loss;

(3) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(5) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(6) If the Gross Asset Value of any Company Asset is adjusted in accordance with subsection (2) or subsection (3) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(7) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 6.2, 6.4.4 and 6.4.6 shall not be taken into account in computing Net Profits or Net Losses. The amount of items of income, gain, loss and deduction available to be specially allocated shall be determined using principles analogous to those set forth in this definition.

The Members acknowledge and agree that for financial accounting purposes the results of the Company’s operations will be reported in accordance with GAAP and that Net Profits, Net Losses, and the items taken into account in determining Net Profits and Net Losses, for any Fiscal Year shall be taken into account for financial accounting purposes only if, when and to the extent required or permitted to be taken into account in accordance with GAAP and that GAAP may require or permit that other items be taken into account.

“Non-Breaching Member” is defined in Section 10.6.

“Non-Breaching Member’s Amount” is defined in Section 10.6.1(a).

“Non-Competition Agreement” means the Non-Competition Agreement dated as of June 30, 2003 among the Company, AMD and Fujitsu.

“Non-Convertible Note” is defined in Section 4.3.2(d).

“Non-Funding Member” means a Member that does not provide financing for (i) Pull-Ins in accordance with Section 4.3.2(c) or (ii) Financing Shortfalls in accordance with Section 4.3.2(d), as applicable.

“Non-Funding Member Pull-In Note” is defined in Section 4.3.2(c).

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Offer Commencement Date” is defined in Section 9.3.9(b).

“Offer Notice” is defined in Section 9.3.5.

“Officer” is defined in Section 7.12.3.

“Operations Shortfall” occurs either (a) when the Projected Ending Cash Balance for any fiscal quarter is less than one hundred million dollars (U.S.$100,000,000), or (b) in the event that the Projected Ending Cash Balance for any fiscal quarter is greater than one hundred million dollars (U.S.$100,000,000), when the Company reasonably expects that Cash will be reduced to zero dollars (U.S.$0) at any time during such quarter.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Operations Shortfall Amount” is either (a) in the event that an Operations Shortfall occurs under clause (a) of the definition thereof with respect to any given fiscal quarter, the amount by which the Projected Ending Cash Balance determined pursuant to Section 4.4.1 for such quarter is less than one hundred million dollars (U.S.$100,000,000), or (b) in the event that an Operations Shortfall occurs under clause (b) of the definition thereof with respect to any given fiscal quarter, the amount reasonably expected to be necessary to maintain a balance of Cash in excess of zero dollars (U.S.$0) for the rest of such quarter.

“Original Agreement” is defined in the preamble.

“Parent Forecasts” is defined in Section 8.9.2.

“Participate” shall include (a) participation in conferences, meetings or Proceedings with any Governmental Authority, the subject matter of which includes an item for which a Member may have liability pursuant to Article X of the Contribution Agreement, (b) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability pursuant to Article X of the Contribution Agreement, and (c) with respect to matters described in the preceding clauses (a) and (b), participation in the submission and determination of the content of the documentation, protests, memoranda of fact and law, and briefs, and the conduct of oral arguments and presentations.

“Percentage Interest” means, with respect to a Member holding one or more Units, its Interest in the Company as determined by dividing the number of Units owned by such Member by the total number of Units of the Company then outstanding as specified in Exhibit A attached hereto, as such exhibit may be modified or supplemented from time to time in accordance with the terms of this Agreement.

“Percentage Sold” is defined in Section 9.3.8(c).

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Potential Acquirers” is defined in Section 9.3.9(a).

“Proceeding” means actions, suits, hearings, arbitrations, proceedings (public or private), investigations, examinations, audits or claims brought by or against any Governmental Authority.

“Products” is defined in the AMD Distribution Agreement and the Fujitsu Distribution Agreement.

“Projected Ending Cash Balance” means the Company’s projected ending balance of Cash (on a consolidated basis) determined by the Company for any given fiscal quarter, calculated using the Company’s then-current Rolling Quarterly Plan and related cash flow statements, each prepared in a manner consistent with the Company’s other financial

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

statements and GAAP, provided that, with respect to determining an Operations Shortfall, such calculation of the projected ending balance will (i) exclude principal payments made by the Company with respect to any debt incurred to cover Financing Shortfalls and, for the avoidance of doubt, the amount of such payments shall be deemed to be included in such projected ending balance of Cash, and (ii) include distributions made or to be made pursuant to Sections 5.1.1(a), 5.1.1(b) and 5.1.1(c) (without regard to any limitations therein based on inadequacy of available cash).

“Public Offering” is defined in Section 9.3.10.

“Pull-In Note” is defined in Section 4.3.2(c).

“Pull-Ins” is defined in Section 4.3.2(c).

“Qualified Valuator” means a reputable, nationally recognized investment bank, accounting firm or valuation specialist that is not (a) an Affiliate of a Member or of an Affiliate of a Member or (b) an Affiliate of any Company Entity or of an Affiliate of any Company Entity.

“Quarterly Beginning Plan” or “QBP” is defined in Section 8.9.

“Quarterly Beginning Plan Template” or “QBP Template” is defined in Section 8.9.1.

“R&D” means expenditures in respect of research and development activities (including any fees paid to any Persons that are not Company Entities in respect of research and development activities performed for the benefit of any Company Entity) of or by the Company and each of the other Company Entities, collectively, computed in accordance with GAAP.

“Receiving Party” is defined in Section 7.19.1.

“Reference Rate” is defined in the definition of “Tax Distribution Rate.”

“register,” “registered,” and “registration,” as those terms are used in Section 9.3.10, refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 6.2.8.

“Responsible Party” is defined in Section 7.11.6.

“Revolver” means the revolving bank credit facility of up to one hundred fifty million dollars (U.S.$150,000,000) that is guaranteed on a pro rata basis by AMD and Fujitsu

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

based on the respective Percentage Interests of their respective Affiliate Members at the time the bank facility is established.

“Right of First Refusal” is defined in Section 9.3.6.

“Rolling Quarterly Plan” is defined in Section 8.1.1.

“Safe Harbors” is defined in Section 9.10.

“Sale End-Date” is defined in Section 9.3.9(e).

“SEC” means the Securities and Exchange Commission.

“Secondment Agreement” means that Secondment and Transfer Agreement dated as of June 30, 2003 by and between FASL (Japan) and Fujitsu.

“Secretary” is defined in Section 7.12.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Members” is defined in Section 9.3.10(b).

“Special Vote of the Board of Managers” or “Special Vote” means the affirmative vote or consent of the Board of Managers, including the affirmative vote of at least fifty percent (50%) of then Fujitsu Managers for so long as Fujitsu Managers are on the Board of Managers.

“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Interest in the Company, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 9.8.

“Target” is defined in Section 8.8.

“Target Ratio” is defined in the definition of “Curative Distribution.”

“Tax” or “Taxes” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

“Tax Distribution Rate” shall mean thirty-six percent (36%); provided that (i) such thirty-six percent (36%) rate shall be adjusted upward or downward from time to time if the top-bracket U.S. federal income tax rate applicable to ordinary income of corporations (the “Reference Rate”) is changed after the date hereof so that the Tax Distribution Rate shall at all times be equal to one (1) percentage point more than the Reference Rate; and (ii) notwithstanding anything else in this definition, if the activities of the Company shall give rise to state tax liability for the Members in any State of the United States other than California and Texas, the Members shall negotiate in good faith to agree on an appropriate adjustment in respect of such increased tax liability. The Members intend that if the Reference Rate is ever changed such that a blended rate applies to a Member in respect of a taxable year of such Member, the Tax Distribution Rate in respect of such Member for such taxable year shall be equal to one (1) percentage point more than such blended rate.

“Tax Liability Distributions” shall refer to any distribution made to a Member pursuant to Section 5.1.1(a). All Tax Liability Distributions shall be made in cash. The table below sets forth the correspondence between the Tax Liability Distributions made by the Company to the Members with respect to their respective estimated and final tax payments and the related Fiscal Year of the Company. References in the table to “year x” refer to any calendar year, and references to “year x + 1” refer to the subsequent calendar year. In the event the taxable year of the Company no longer corresponds to that of the AMD Member, the table shall be appropriately adjusted. Tax Liability Distributions made to a Member with respect to a particular Fiscal Year of the Company shall also include distributions of any positive Tax Liability Distribution Adjustment made to a Member with respect to such Fiscal Year. Tax Liability Distributions with respect to any Fiscal Year will be reduced by the amount of any negative Tax Liability Distribution Adjustment with respect to a prior Fiscal Year (but only to the extent that any such negative Tax Liability Distribution Adjustment has not been previously applied as a reduction pursuant to this sentence).

Tax Liability Distributions of Fujitsu Member in Respect of:	Fiscal Year of Company (ends the last Sunday in December, year x)	Tax Liability Distributions of AMD Member in respect of:	Fiscal Year of Company (ends the last Sunday in December, year x)
First quarter estimated (payable July 15, year x)	Fiscal Year ending in year x	First quarter estimated (payable April 15, year x)	Fiscal Year ending in year x

Second quarter estimated (payable September 15, year x)	Fiscal Year ending in year x	Second quarter estimated (payable June 15, year x)	Fiscal Year ending in year x

Third quarter estimated (payable December 15, year x)	Fiscal Year ending in year x	Third quarter estimated (payable September 15, year x)	Fiscal Year ending in year x

Fourth quarter estimated (payable March 15, year x + 1)	Fiscal Year ending in year x	Fourth quarter estimated (payable December 15,	Fiscal Year ending in year x

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

year x)

Final payment for Fujitsu Member taxable year ended March 31, year x + 1 (payable June 15, year x + 1)	Fiscal Year ending in year x	Final payment for AMD Member taxable year ended last Sunday in December, year x (payable March 15, year x + 1)	Fiscal Year ending in year x

“Tax Liability Distribution Adjustment” shall mean an amount, which may be either positive or negative, which shall be determined with respect to each Member for each Fiscal Year as the excess of (i) the product of the Tax Distribution Rate for such Fiscal Year multiplied by such Member’s allocable share of the Company’s taxable income as reflected on such Member’s final or, if applicable, amended Schedule K-1 to IRS Form 1065 for such Fiscal Year, minus the amount of tax credits allocated to such Member on such Schedule K-1, over (ii) the amount of such Member’s Tax Liability Distributions previously made with respect to such Fiscal Year.

“Tax Matters Partner” shall mean AMD Member.

“Technology” has the meaning set forth in the AMD Distribution Agreement and in the Fujitsu Distribution Agreement.

“Technology Roadmap” means the Company’s written technology and product roadmap, as approved from time to time by the appropriate Officer or Officers of the Company.

“Transfer” (including, with correlative meaning, the term “Transferred”) means, with respect to any Membership Interest in the Company or portion thereof, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

“Transferred Employees” is defined in Section 3.2.1 of the Secondment Agreement and shall include all other employees transferred by Fujitsu and its Affiliates to a Company Entity.

“Transfer Shares” is defined in Section 9.3.5.

“Transferring Member” is defined in Section 9.3.1.

“Unit” means, with respect to a Membership Interest, a fractional, undivided share of such Membership Interest issued pursuant to Article 3 of this Agreement. A Membership Interest may include a fractional Unit. As of the date hereof, the Units are held by

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

the Members in accordance with Exhibit A, which Exhibit will be updated from time to time in accordance with the terms of this Agreement.

“Valuation Amount” is defined in Section 9.3.5.

“Valuation Request” is defined in Section 9.3.1.

“Valuations” is defined in Section 9.3.1.

“Variances” is defined in Section 8.8.

“Voting Stock” is defined in the definition of “Change in Control.”

ARTICLE 3.

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1	Initial Capital Contributions of Members

3.1.1 AMD Member.

(a) The Members acknowledge and agree that, pursuant to (i) the Capital Contribution Agreement dated as of May 16, 2003 between AMD Member and the Company, (ii) the Contribution Agreement and (iii) the IP Contribution Agreement, as of the date hereof, AMD Member has contributed (or with respect to intellectual property rights has caused its Affiliates to contribute on its behalf) to the Company the AMD Initial Contributed Assets, the Company has assumed certain liabilities of AMD Member and AMD pursuant to the Contribution Agreement, and these transactions shall be treated by AMD Member and the Company for federal income tax purposes as constituting a capital contribution by AMD Member of the AMD Initial Contributed Assets, as further set forth on Exhibit A.

(b) AMD Member shall, pursuant to and subject to the conditions set forth in the Contribution Agreement and not later than July 18, 2003, contribute to the Company the AMD Post-Closing Contributed Assets (as defined in the Contribution Agreement). The Members acknowledge and agree that this transaction shall be treated by AMD Member and the Company for federal income tax purposes as constituting a capital contribution by AMD Member of the AMD Post-Closing Contributed Assets.

3.1.2 Fujitsu Member.

(a) The Members acknowledge and agree that, pursuant to (i) the Contribution Agreement and (ii) the IP Contribution Agreement, as of the date hereof, Fujitsu Member has contributed (or with respect to intellectual property rights has caused its Affiliates to contribute on its behalf) to the Company the Fujitsu Closing Date Contributed Assets (as defined in the Contribution Agreement), the Company has assumed certain liabilities of Fujitsu Member and Fujitsu pursuant to the Contribution Agreement, and these transactions shall be treated by Fujitsu Member and the Company for federal income tax purposes as constituting a capital

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

contribution by Fujitsu Member of the Fujitsu Closing Date Contributed Assets, as further set forth on Exhibit A.

(b) Fujitsu Member shall, pursuant to and subject to the conditions set forth in the Contribution Agreement and not later than July 18, 2003, contribute to the Company the Fujitsu Post-Closing Contributed Assets (as defined in the Contribution Agreement). The Members acknowledge and agree that this transaction shall be treated by Fujitsu Member and the Company for federal income tax purposes as constituting a capital contribution by Fujitsu Member of the Fujitsu Post-Closing Contributed Assets.

3.1.3 Capital Account Balances. The names, addresses, Capital Account balances of each Member (after giving effect to the transactions described in Sections 3.1.1(a) and 3.1.2(a)), Percentage Interests of, and number of Units owned by, the Members are as set forth on Exhibit A. Upon the completion of the contribution of the AMD Post-Closing Contributed Assets as described in Section 3.1.1(b) and the contribution of the Fujitsu Post-Closing Contributed Assets as described in Section 3.1.2(b), the Board of Managers shall cause Exhibit A to be updated with respect to both Members to reflect such contribution. The Capital Account balances set forth on Exhibit A immediately after Exhibit A is updated to reflect the contribution of the AMD Post-Closing Contributed Assets and the Fujitsu Post-Closing Contributed Assets reflect the Members’ final determination as to the amount of each Member’s Capital Contribution of its respective Contributed Assets. The amount of a Member’s Capital Contribution attributable to its respective Contributed Assets immediately after all contributions have been made in accordance with this Section 3.1 shall not subsequently be altered, amended or modified, and Depreciation with respect to all Contributed Assets shall be determined based on the Gross Asset Values of such Contributed Assets reflected in such Capital Contributions unless and until the Gross Asset Values of such Contributed Assets are subsequently adjusted pursuant to the definition of “Gross Asset Value” set forth herein.

3.2	Additional Capital Contributions by Members

Except as provided in Section 3.1, no Member shall be required to make any additional Capital Contributions to the Company.

3.3	Capital Accounts

A Capital Account shall be established and maintained by the Company for each Member in accordance with the terms of this Agreement.

3.4	Member Capital

Except as otherwise provided in this Agreement or with the prior vote of the Board of Managers including a Special Vote of the Board of Managers for so long as Fujitsu Member’s Percentage Interest is at least twenty percent (20%): (a) no Member shall demand or be entitled to receive a return of or interest on any portion of its Capital Contributions or balance in its Capital Account; (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Contributions; and (c) the Company shall not redeem or repurchase the Membership Interest of any Member, provided that any such return, distribution or redemption that is permitted hereunder shall be pro rata based upon the Members’ respective Percentage Interests.

3.5	Liability of Members

Except as otherwise required by any non-waivable provision of the Act or other Applicable Law and except as provided in this Agreement or other agreements between the Company and one or more Members or their Affiliates, no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise solely by reason of being a Member.

ARTICLE 4.

FINANCING OF THE COMPANY

4.1	Types of Financing

4.1.1 General. The Board of Managers shall be responsible for determining the type of financing required to fund the operations of the Company, which may include issuing equity to Members or through transactions in public or private markets, or incurring debt from Members or from public, private or bank markets with or without Member Guarantees; provided, however, that no Member Debt Financing or Member Guarantees shall affect a Member’s respective Membership Interest except upon the conversion of a Convertible Note in accordance with Section 4.3.2(d)(4) or if the terms of such financing include a conversion right and that right is exercised. In considering financing options and taking into account (i) the Members’ obligations and the priority of financing methods for funding Financing Shortfalls in Section 4.3 and Operations Shortfalls in Section 4.4, (ii) the Company’s right to seek financing through equity or other investments from third parties and (iii) the Company’s Revolver, the Board of Managers shall seek any financing during the 4-Year Period in the following order of priority:

(a) lease and debt financing and other similar financing (such as factoring of receivables) from Persons other than Members or their Affiliates without Member Guarantees; then

(b) Member Guaranteed Financing on a pro rata basis based on Percentage Interests; then

(c) Member Debt Financing on a pro rata basis.

Notwithstanding the foregoing, in the event that one Member or its Affiliates is able to issue a Member Guarantee to a third party to procure its pro rata portion of any Member Guaranteed Financing, then (1) such Member or its Affiliates will be able to do so even if the other Member or its Affiliates is unable to do so and (2) such other Member or its Affiliates must provide Member Debt Financing for its pro rata portion of such financing. In such event, the terms of the Member Debt Financing will be consistent in all material respects with the terms of the Member

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Guaranteed Financing. Any Member Guaranteed Financing shall be on commercially reasonably terms and subject to the Board of Manager’s consent, such consent to not be unreasonably withheld or delayed.

4.1.2 Member Guarantees. Unless the applicable guaranteeing Member or its Affiliates otherwise agrees:

(a) each Member Guarantee shall provide that:

(1) the maximum principal amount guaranteed thereunder does not exceed the product of (A) the maximum aggregate amount of the Member Guaranteed Financing and the corresponding Member Debt Financing (if any) being sought by and actually committed to the Company multiplied by (B) such Member’s Percentage Interest at the time of issuance of the Member Guarantee; and

(2) the Person(s) seeking payment thereunder cannot seek an amount from a Member and its Affiliates in excess of such Member’s Guaranteed Percentage of the amount outstanding under the Member Guaranteed Financing at the time such payment is sought. (For purposes of this Section 4.1.2(a)(2), “Guaranteed Percentage” means, with respect to any Member Guarantee, the percentage determined by the following calculation: (A) the maximum principal amount guaranteed thereunder (as determined in accordance with Section 4.1.2(a)(1)), divided by (B) the aggregate committed principal amount of the corresponding Member Guaranteed Financing.

(b) no Member or its Affiliates shall be required to issue a Member Guarantee with respect to any lease financing that has a life longer than four (4) years;

(c) with respect to a Member Guarantee issued with respect to a revolving credit facility or credit facility that allows for more than one borrowing, such Member Guarantee (i) shall not cover any amounts not drawn down that remain undrawn by the Company under such credit facility as of the last day of the 4-Year Period and (ii) will cover any amounts drawn down by the Company and remaining outstanding under such credit facility as of the last day of the 4-Year Period only to the extent such outstanding amounts are scheduled to be repaid in full by the Company in equal installments on no less than an annual basis to the Person(s) providing such financing during the 2-year period starting on the date that the 4-Year Period expires and ending on the date that is six (6) years from the Launch Date; and

(d) except with respect to financing provided in connection with Financing Shortfalls, no Member or its Affiliates shall be required to provide a Member Guarantee with respect to any financing to the Company with a term that is longer than four (4) years or that extends beyond the date that is six (6) years from the Launch Date.

4.1.3 Member Debt Financings. Each Member Debt Financing (a) shall be structured such that interest and principal payments thereon shall be scheduled on the same dates during each relevant fiscal quarter as each other Member Debt Financing and (b) unless the applicable Member or its Affiliates otherwise agrees, shall not have a term that is longer than

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

four (4) years or extends beyond the date that is six (6) years from the Launch Date. Other than the Revolver or lease financings, any Member Debt Financing or Member Guaranteed Financing shall be in the form of an amortizing term loan.

4.2	Allocation of Financing Responsibility During the First 4-Year Period

During the 4-Year Period, AMD and Fujitsu shall or shall cause AMD Member and Fujitsu Member, respectively, to provide financing to the Company on a pro rata basis based on the respective Percentage Interests of AMD Member and Fujitsu Member, respectively, existing at the time each extension of credit is made, to the extent contemplated by and in accordance with (a) the 4-Year Fixed Financial Support Plan and (b) the provisions of Sections 4.1, 4.3 and 4.4. The 4-Year Fixed Financial Support Plan may only be amended with the written approval of both Fujitsu Member and AMD Member, which each such Member may grant or withhold in its sole discretion.

4.3	Financing Shortfalls

4.3.1 Calculation. If at any time during the 4-Year Period, the Company intends to spend an amount on (i) Capex or (ii) R&D and G&A (taken together), which, together with previous amounts spent for (i) Capex or (ii) R&D and G&A (taken together), exceeds the cumulative dollar limits for such category or categories, as the case may be, from the Launch Date through such time of determination set forth in the 4-Year Fixed Financial Support Plan, then a “Financing Shortfall” shall be deemed to occur. If a Financing Shortfall occurs, the Company shall (a) determine whether it has funds available to pay for such excess amount (the amount by which the Company determines its funds are insufficient to pay the excess being the “Financing Shortfall Amount”) and (b) shall promptly notify the Members of the occurrence of the Financing Shortfall and the Financing Shortfall Amount (if any). The calculation necessary to determine whether a Financing Shortfall has occurred and the Financing Shortfall Amount shall be made with reference to the respective line items in the most recent Company financial statements and any expenditures through such time of determination that will be included as such items in future financial statements. For purposes of this Section 4.3.1, the amount allocated to Capex for the third fiscal quarter of 2003 shall be increased by the amount that (a) the U.S.$163.1 million allocated to Capex for the second fiscal quarter of 2003 exceeds (b) the amounts of actual Capex expended during the second fiscal quarter of 2003 with respect to the Business, provided that the Company shall promptly provide written notice to each Member demonstrating the calculation thereof.

4.3.2 Funding Obligation. In the event that a Financing Shortfall occurs and a Financing Shortfall Amount exists, then the Financing Shortfall Amount shall be funded in the following order of priority:

(a) First, debt financing from Persons other than the Members and their Affiliates (without Member Guarantees) will be solicited by the Company prior to seeking any Member Guaranteed Financing or Member Debt Financing;

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(b) Second, if the financing option set forth in Section 4.3.2(a) is unavailable, the Company shall seek Member Guaranteed Financing, provided, however, that no Member shall be obligated to provide such Member Guarantee;

(c) Third, if the Financing Shortfall Amount is due to an acceleration of Capex from a subsequent Fiscal Year covered by the 4-Year Fixed Financial Support Plan and the financing options set forth in Sections 4.3.2(a) and (b) are unavailable, the Company may accelerate amounts to be financed by the Members or their respective Affiliates in the following Fiscal Year with respect to such Capex as set forth in the 4-Year Fixed Financial Support Plan (such accelerated amounts, “Pull-Ins”). Any such Pull-In will be financed on a pro rata basis based on the respective Percentage Interests of each Member at the time of the issuance of the Pull-In Note (as defined below); provided, however, that no Member or its Affiliates shall be obligated to provide its pro rata share of such Pull-In. If a Member or its Affiliates fails to fund its portion of any such Pull-In, the other Member or its Affiliates may elect to fund its portion and the Non-Funding Member’s portion of such Pull-In, and the Company will issue to the Funding Member two separate notes in the form attached hereto as Exhibit D (each a “Pull-In Note”), each with a principal amount that reflects the amount of the Pull-In multiplied by the respective Member’s Percentage Interest at the time of the issuance of the Pull-In Note (the Pull-In Note attributable to the Non-Funding Member’s amount being the “Non-Funding Member Pull-In Note,” and the Pull-In Note attributable to the Funding Member’s amount being the “Funding Member Pull-In Note”). To the extent the Pull-In Notes have not been repaid by the Company in accordance with the terms of such notes, the Non-Funding Member shall be obligated to repay the Non-Funding Member Pull-In Note to the Funding Member by no later than April 1 of the Fiscal Year following the Fiscal Year in which such note was issued by the Company, by either (i) purchasing the Non-Funding Member Pull-In Note for an amount equal to the outstanding principal amount of such Non-Funding Member Pull-In Note (plus accrued and unpaid interest thereon) or (ii) lending an amount equal to the outstanding principal amount of, and accrued and unpaid interest on, the Non-Funding Member Pull-In Note to the Company so that the Company may repay the amount owed under such Non-Funding Member Pull-In Note to the Funding Member; provided that with respect to (ii) above (x) such loan is structured so that the Funding Member is in fact immediately repaid with the proceeds thereof and (y) the Company is not restricted contractually or otherwise from so borrowing from the Non-Funding Member or repaying the owed amount to the Funding Member.

(d) Fourth, if the financing options set forth in Sections 4.3.2(a), (b) and (c) are unavailable or are insufficient to cover the Financing Shortfall Amount, the Company shall seek Member Debt Financing for the remaining Financing Shortfall Amount based on each Member’s pro rata Percentage Interest. If a Member elects to fund its pro rata portion of the Financing Shortfall Amount (it being agreed that no Member shall be required to provide such financing), the Company shall issue to such Funding Member a non-convertible note in the amount of such Member’s pro rata funding of the Financing Shortfall Amount in the form attached hereto as Exhibit E-1 (a “Non-Convertible Note”). However, if a Member elects not to fund its pro rata portion of the Financing Shortfall Amount, the Funding Member may elect also to fund the Non-Funding Member’s portion, and in return the Company shall issue to the Funding Member a convertible note in the form attached hereto as Exhibit E-2 (a “Convertible

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Note” and, together with the Non-Convertible Note, “Financing Shortfall Notes”) with a principal amount equal to the amount of the Non-Funding Member’s pro rata portion of the Financing Shortfall Amount.

(1) Each Financing Shortfall Note shall bear interest at the same per annum rate as Member Debt Financing made under the 4-Year Operations Plan, and interest thereon shall be payable quarterly. Each Financing Shortfall Note shall be a 4-year amortizing note, with principal due and payable in four (4) equal annual installments, that is extendable at the option of the Member holding the Financing Shortfall Note and pre-payable at the option of the Company; provided, however, that if excess cash is not available to pay any of the annual installments in full at the time when due, pursuant to the provisions and restrictions set forth in Section 5.1.2 (including a lack of excess cash due to the prepayment of debt that has priority as set forth in Section 5.2), such unpaid installment will be deferred to the subsequent annual period, but, notwithstanding anything to the contrary in Section 5.1, in no event shall the final maturity of any such Financing Shortfall Note be extended without the consent of the Member holding the Financing Shortfall Note.

(2) At any time prior to the repayment in full or conversion of a Convertible Note, the Non-Funding Member may acquire for cash such Convertible Note by paying to the Funding Member an amount equal to the principal amount then outstanding, plus accrued and unpaid interest, under such Convertible Note. Upon such an acquisition, the conversion feature of such Convertible Note shall terminate.

(3) Notwithstanding the maturity date of any Convertible Note, such Convertible Note shall be convertible on or after the date (the “Conversion Eligibility Date”) that is the earlier of (a) the date of delivery of an Offer Notice by the Non-Funding Member and (b) the later of (x) the date that is four (4) years and ninety (90) days after the Launch Date and (y) the date that is one year after the date of issuance of such Convertible Note.

(4) Prior to converting a Convertible Note, the Funding Member holding the Convertible Note shall give the Non-Funding Member written notice of its intention to convert and, in the case that clause (b) of Section 4.3.2(d)(3) applies, make a Valuation Request pursuant to the method and process provided in Section 9.3. Upon receiving such notice, the Non-Funding Member shall have thirty (30) days to elect to purchase such Convertible Note as set forth in Section 4.3.2(d)(2). If the Non-Funding Member does not elect to purchase such Convertible Note within such 30-day period, the Funding Member holding the Convertible Note shall have the right to convert such Convertible Note upon completion of the Valuation. Upon conversion of the Convertible Note, the Company shall issue a number of Units to the Funding Member representing an additional Percentage Interest equal to the quotient of:

(A) the then outstanding principal amount of the Convertible Note plus accrued and unpaid interest divided by

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(B) the product of the Valuation Amount multiplied by the aggregate number of outstanding Units (prior to the issuance of Units upon conversion of such Convertible Note).

4.4	Operations Shortfalls

4.4.1 Calculation. No later than fifteen (15) days prior to the start of each fiscal quarter covered by the 4-Year Fixed Financial Support Plan, the Company will determine (a) the Projected Ending Cash Balance for such fiscal quarter, and (b) whether there is an Operations Shortfall with respect to such fiscal quarter. In the event that the Company determines that an Operations Shortfall exists, it shall promptly provide written notice thereof to each Member specifying the Operations Shortfall Amount and demonstrating the calculation thereof.

4.4.2 Draw Down. In the event that an Operations Shortfall occurs, the Company may draw down the Operations Shortfall Amount from the Revolver (or that portion thereof available under the Revolver, if any). If (and only if) the Revolver is not available, AMD and Fujitsu shall, or shall cause their respective Affiliates to, upon no less than thirty (30) days’ prior written notice from the Company, provide Member Debt Financing (or arrange for the provision of Member Guaranteed Financing) in an amount equal to the Percentage Interest (at the time of such Member Debt Financing) of AMD Member or Fujitsu Member, respectively, of the Operations Shortfall Amount (or the remaining portion thereof); provided, however, that

(a) the amount that the Company may draw under the Revolver or the aggregate Member Debt Financing shall be reduced by an amount equal to any excess spending (that has not already been so deducted from previous Operations Shortfall Amounts) measured cumulatively since the Launch Date on each of (i) Capex and (ii) R&D and G&A (taken together), that exceeds the sum of the limits for such category or categories set forth in the 4-Year Fixed Financial Support Plan for the period from the Launch Date through the end of the applicable fiscal quarter; and

(b) if the Company made any prepayment of debt to a Member or its respective Affiliates in accordance with Section 5.2 in the preceding fiscal quarter, the Operations Shortfall Amount shall be funded by AMD or Fujitsu or their respective Affiliates (i) up to the amount of such prepayments, on a pro rata basis in proportion to the amount of such prepayments made to each Member or its respective Affiliates and (ii) thereafter, on the Percentage Interest of AMD Member or Fujitsu Member, as applicable.

4.5	Obligations Outstanding at End of 4-Year Period

Each Member’s or its respective Affiliates’ obligations under any loans, guarantees or other financial support provided by such Member or its Affiliates that remain outstanding at the end of the 4-Year Period shall remain in effect until the expiration of such obligations, which shall be consistent with time limitations set forth in Sections 4.1.2 and 4.1.3, provided that the Company (a) shall endeavor to retire any Member Debt Financing as quickly as reasonably practicable and (b) shall not, without the applicable Member’s consent, extend the

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maturity date, or otherwise amend any term that would increase the Company’s financial or other obligations under, or extend the maturity of, any Member Guaranteed Financing.

4.6	Financing Responsibility After the First 4-Year Period

Upon determination by the Board of Managers that any financial support is necessary or appropriate for the conduct of the Company’s business after the 4-Year Period (and subject to the option of the Board of Managers to seek other forms of financings as contemplated in Section 4.1.1), the provisions of Section 4.3.2 will apply mutatis mutandis to any such financing (except that (1) the option of Pull-Ins in Section 4.3.2(c) shall no longer be applicable and (2) determination of the Conversion Eligibility Date in Section 4.3.2(d)(3) shall be the first anniversary of the date of any such Convertible Note); provided, however, that no Member or its Affiliates shall have any obligation to provide any Capital Contributions, Member Debt Financing, Member Guaranteed Financing or other financial support to the Company (although each Member shall have the right to participate in any such additional financing on a pro rata basis in accordance with its respective Percentage Interest).

ARTICLE 5.

DISTRIBUTIONS

5.1	Distributions of Cash Available for Distribution

5.1.1 Tax Liability Distributions and Curative Distributions.

(a) Subject to Section 5.3 and Article 10, and only to the extent permitted under the Company’s third-party debt agreements, the Company shall make cash distributions to each Member by wire transfer one Business Day before each day on which such Member is required to make a payment of Tax under Section 6151(a) or 6655 of the Code (for the avoidance of doubt, a payment of Tax shall for purposes of this Agreement be deemed “required” by Section 6655 to the extent that Section 6655 would impose an addition to tax upon the failure timely to make such payment). Each such distribution made to a Member shall be equal to the Tax Distribution Rate multiplied by a reasonable estimate of the amount of the Company’s taxable income properly taken into account by such Member under Section 6151(a) or 6655 of the Code (in the case of income taken into account under Section 6655, the amount of each Member’s taxable income properly taken into account shall be determined in accordance with Regulations Section 1.6654-2(d)(2) and the annualization method utilized by such Member pursuant to Section 6655) (such amount of taxable income shall be determined without regard to (i) the Member’s share of the Company’s Tax credits or (ii) any items of such Member (or of members of its “affiliated group” within the meaning of Code Section 1504(a) or of any other party) other than the Member’s allocable share of the Company’s items of income, gain, deduction and loss); provided, however, that if after the date hereof the United States Treasury Department or the Internal Revenue Service issues more specific guidance applicable to the calculation of estimated tax liabilities of corporations that are partners in partnerships and a Member is required to calculate its estimated tax in accordance with such guidance, the Company shall follow such guidance in determining the amount of the Company’s Tax Liability Distributions with respect to such Member. Within two hundred eighty-five (285) days

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following the end of each Fiscal Year, the Company shall (i) determine the Tax Liability Distribution Adjustment with respect to each Member and the Adjusted Tax Liability Distribution Amount for each Member, (ii) provide to each Member a computation showing the amount of and (in reasonable detail) the calculations applied in determining the Tax Liability Distribution Adjustment and the Adjusted Tax Liability Distribution Amount for each of the Members, and (iii) distribute to each Member the amount of such Member’s Tax Liability Distribution Adjustment, if such amount is a positive number (for the avoidance of doubt, such distribution shall, at the time the Members’ respective Tax Liability Distribution Adjustments are determined, have the priority of a Tax Liability Distribution with respect to the Fiscal Year for which calculated). The Company shall reduce (but not below zero) the amount of the Tax Liability Distribution(s) that would otherwise be made to any Member under this Section 5.1.1(a) with respect to any subsequent Fiscal Year to take into account the amount of any negative Tax Liability Distribution Adjustment determined with respect to such Member for any prior Fiscal Year and not previously taken into account as a reduction under this sentence. If the Company anticipates that there may be insufficient cash available to make all Tax Liability Distributions in full in respect of any Fiscal Year, (i) the Company shall make Tax Liability Distributions to the Members pro rata according to the maximum amounts to which each Member would be entitled if sufficient cash were available therefor, and (ii) no Tax Liability Distributions shall be made to a Member in respect of a Member’s installment for estimated taxes covering calendar periods attributable to any subsequent Fiscal Year of the Company if the Tax Liability Distributions that any Member is entitled to receive with respect to any prior Fiscal Year (determined without regard to any reductions based on insufficiency of cash) have not been distributed in full. The Company shall also make Tax Liability Distributions to any Member in an amount equal to the sum of (i) the Tax Distribution Rate applicable to such Member with respect to income taken into account by the Company for the Audit Year (as defined below) multiplied by any increases in such Member’s allocable share of the Company’s taxable income arising as a result of an audit of the Company or a Member, and (ii) any interest and penalties attributable to such increase in such Member’s allocable share (without reduction or limitation based on the amount of the underlying taxes being computed at a rate in excess of the Tax Distribution Rate), and in the event such Tax Liability Distributions are not proportionate to the Members’ respective Percentage Interests (as applicable to the Fiscal Year for which such audit change applies (the “Audit Year”)), the Company shall make an additional distribution as required so that the aggregate of such Tax Liability Distributions and such additional distribution will have been made in the same ratio as the Members’ respective Percentage Interests as in effect for such Audit Year; provided, that if the Members’ respective Percentage Interests varied during such Audit Year, such aggregate Tax Liability Distributions and additional distributions shall be made in the ratio of the Members’ respective “book” items (within the meaning of Code Section 704(b)) corresponding to the tax items in respect of which the Tax Liability Distribution was made); and provided further, that if there is insufficient cash available to pay the entire amount of such Tax Liability Distributions and such additional distribution, such additional distribution shall be payable at the same time as any Curative Distribution calculated with respect to the Fiscal Year in which such Tax Liability Distributions are made would be payable. For the avoidance of doubt, a Member shall not be entitled to receive Tax Liability Distributions with respect to any amounts required to be recognized by a Member pursuant to Section 704(c)(1)(B) or Section 737 of the Code or corresponding provisions of State law.

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(b) The Company shall, not later than 285 days following the close of each Fiscal Year, make a Curative Distribution, in cash, to the Member entitled to receive a Curative Distribution with respect to such Fiscal Year and shall simultaneously provide to each Member a calculation showing (in reasonable detail) how the amount of the Curative Distribution was determined. The Member entitled to receive a Curative Distribution with respect to any Fiscal Year shall be the Member to whom such amount must be distributed in order that the Adjusted Tax Liability Distribution Amount of one Member in respect of such Fiscal Year and the sum of the Adjusted Tax Liability Distribution Amount of and the Curative Distribution made to the other Member in respect of such Fiscal Year shall be in the Target Ratio. Notwithstanding any other provision of this Agreement, (i) no payments or distributions to the Members shall be made pursuant to Section 5.1.2(c) or any subsequent subsection of Section 5.1.2 until all distributions required to be made pursuant to this Section 5.1.1(b) and 5.1.1(c) have been made in full, (ii) no Curative Distribution shall be made in respect of any Fiscal Year of the Company if the Tax Liability Distributions (as described in Section 5.1.1(a) herein) that any Member is entitled to receive with respect to such Fiscal Year (determined without regard to reductions based on insufficiency of cash) have not been distributed in full, and (iii) the Curative Distribution in respect of the Company’s Fiscal Year ending December 28, 2003 shall be made at the same time as the Curative Distribution in respect of the Company’s Fiscal Year ending December 26, 2004.

(c) If the sum of a Member’s Adjusted Tax Liability Distribution Amount and Curative Distribution in respect of a Fiscal Year of the Company is less than the amount of Taxes required to be paid by such Member in respect of such Fiscal Year of the Company (treating the Member’s allocable share of the Company’s income, gain, deduction, loss and credit as its sole Tax items and treating the applicable Tax rate as the Tax Distribution Rate), then the Company, upon notice by such Member, shall make a distribution to such Member in cash in an amount equal to the amount of such difference, as set forth on such notice. Such notice shall set forth a calculation showing (in reasonable detail) how such difference was determined. In the event distributions made pursuant to this Section 5.1.1(c) are not made in accordance with the Target Ratio, then the Company shall make an additional distribution in cash in such amount as is required in order that the aggregate distributions made pursuant to this Section 5.1.1(c) with respect to such Fiscal Year of the Company shall be made in the Target Ratio.

(d) The Company shall not agree in any contract or otherwise to any subordination of, or other restriction upon its ability to make, distributions set forth in Section 5.1.1(a) to any Member without the prior written consent of such Member.

5.1.2 Use of Cash. Subject to applicable legal and contractual restrictions and to Section 5.3 and Article 10, remaining available Company cash balances after the Tax Liability Distributions referred to in Section 5.1.1 will be treated as follows (in the following order of priority):

(a) First, cash will be retained in the Company in an amount sufficient to fund the Company’s operations, in accordance with the Company’s Annual Budget and

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Rolling Quarterly Plan. Such amount (i) will take into consideration scheduled debt service, lease and other payments to third parties, payments of amounts due to either Member or their respective Affiliates pursuant to intellectual property license agreements, consulting agreements, services agreements, subcontracting agreements, lease agreements and other similar agreements, and scheduled debt service payments to one Member or its Affiliates with respect to Member Debt Financing where the other Member (or its Affiliates) satisfied its financing obligation to the Company via Member Guaranteed Financing, but (ii) will not otherwise include any of the uses of funds described in Sections 5.1.2(c) through (f) below;

(b) [intentionally omitted]

(c) Second, cash will be used to repay or pay, as the case may be, on a pari passu basis, all outstanding debt owed by the Company to AMD Member and/or Fujitsu Member or their respective Affiliates that is incurred as of the Launch Date;

(d) Third, subject to Section 5.1.3 below, cash will be used to repay, on a pari passu basis, all outstanding debt owed by the Company to the applicable Members or their Affiliates, that is (i) incurred to fund the operations of the Company (other than the debt referred to in clause (e) below) or (ii) evidenced by a Financing Shortfall Note issued after the expiration of the 4-Year Period, provided that if there are not enough funds available to pay such debt referred to in this Section 5.1.2(d), and any Convertible Note evidencing a Non-Funding Member’s portion of any such Financing Shortfall Amount remains convertible, then the amount allocated to payments in respect of the Funding Member’s portion of any Financing Shortfall Amount shall instead be allocated such that outstanding amounts under the Convertible Note are paid in full prior to paying amounts outstanding under the Non-Convertible Note;

(e) Fourth, subject to Section 5.1.3 below, cash will be used to repay, on a pari passu basis, all outstanding debt owed by the Company to the applicable Members or their Affiliates that is evidenced by a Financing Shortfall Note issued during the 4-Year Period, provided that if there are not enough funds available to pay all such debt referred to in this Section 5.1.2(e), and any Convertible Note evidencing a Non-Funding Member’s portion of any such Financing Shortfall Amount remains convertible, then the amount allocated to payments in respect of the Funding Member’s portion of any Financing Shortfall Amount shall instead be allocated to the extent necessary so that the outstanding amounts under the Convertible Note are paid in full prior to paying amounts outstanding under the Non-Convertible Note; and

(f) Fifth, subject to Section 5.1.4, any excess cash remaining will be distributed at the discretion of the Board of Managers to AMD Member and Fujitsu Member pro rata based on their Percentage Interests at the time of such distribution.

Notwithstanding anything to the contrary herein, in the event that prior to ****, the Company procures lease financing with respect to its owned equipment that (i) constitutes part of the fabrication facility known by the parties as “Fab 25” or the facility known by the parties as the “SDC,” (ii) was located as of June 30, 2003 at the Austin Real Property (as defined in the Contribution Agreement) or the Sunnyvale Real Property (as defined in the Contribution Agreement), as applicable, and (iii) is not otherwise pledged or hypothecated to secure debt or

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subject to an existing lease facility, then the proceeds of any such financing shall be promptly paid to AMD as a prepayment of the AMD Asset Sale Promissory Note (as defined in the Contribution Agreement); provided, however, that the aggregate amount of such prepayment(s) shall in no event exceed U.S.$99,000,000.

5.1.3 Treatment after 4-Year Period. Upon the date that is one (1) year after the last day of the 4-Year Period, Sections 5.1.2(d)and 5.1.2(e) shall be combined so that all debt referred to therein shall be repaid on a pari passu basis, provided that the distinction in the treatment of the Convertible Notes versus Non-Convertible Notes thereunder shall be preserved.

5.1.4 Excess Allocations. Subject to Section 5.3 and Article 10, to the extent a Member’s Percentage Interest is adjusted for any reason as provided in this Agreement and the aggregate allocations of Net Profit (and similar items) net of any allocations of Net Losses (and similar items) made to such Member pursuant to Article 6 on a cumulative basis through the effective time of such adjustment exceeded: (a) the aggregate distributions made to such Member pursuant to Sections 5.1.1, 5.1.2(f) and 5.5 plus (b) all amounts previously distributed to such Member pursuant to this Section 5.1.4 through such effective time (collectively, an “Excess Allocation”), then prior to the making of any further distributions pursuant to Section 5.1.2(f) (or Section 5.5, to the extent a distribution made under Section 5.5 is apportioned among the Members in the same amounts as a like amount of cash would have been apportioned pursuant to Section 5.1.2(f)), distributions shall first be made pro rata among the Members according to their respective Excess Allocation amounts existing at such time, to the extent thereof.

5.2	Prepayment

The Company may prepay any obligations to the Members or their Affiliates in respect of debt; provided, however, that (a) the Board of Managers has determined that the Company has available for such prepayments funds that are in excess of the amount necessary to pay its outstanding obligations as they come due, (b) the Board of Managers has determined that such prepayments could not reasonably be expected to cause an Operations Shortfall and (c) such prepayments are made in an order of priority consistent with the order of priority set forth in Section 5.1.2.

5.3	Distributions Upon Liquidation

Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 10 hereof.

5.4	Withholding

The Company may withhold amounts in respect of allocations or distributions if it is required to do so by any Applicable Law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member such amount of federal, state, local or foreign taxes that the Tax Matters Partner determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, provided that the Tax Matters Partner shall provide Fujitsu Member with

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five (5) Business Days advance written notice of the amount of any withholding to be made in respect of allocations or distributions to Fujitsu Member (or any Affiliate of Fujitsu Member) which notice shall demonstrate the calculation thereof. Any amounts withheld pursuant to this Section 5.4 shall be treated as having been distributed to such Member. Each Member hereby represents that it has provided to the Company IRS Form W-9 and that it has provided or will from time to time provide such other forms or documents as may reasonably be required in order to establish the status of such Member for purposes of the tax laws of any applicable jurisdiction. Each Member agrees to indemnify and hold harmless the Company from any liability imposed on the Company for (i) any action taken by the Company in reliance upon such representation of tax withholding status or (ii) any failure to withhold from any amount distributable or allocable, or deemed distributable or allocable, to such Member pursuant to this Agreement. A Member’s obligations hereunder shall survive the dissolution, liquidation or winding up of the Company. If Fujitsu Member believes that the Tax Matters Partner may in the future adopt withholding practices in respect of Fujitsu Member (or any Affiliate of Fujitsu Member) that are not in accordance with the requirements of law, Fujitsu Member shall notify the Tax Matters Partner of the basis for its objection to such withholding practices and, if the matter cannot be resolved by agreement, the Board of Managers shall refer the issue to an independent law firm of national stature (which shall not be a law firm that is regularly used by the Tax Matters Partner or the Company), which shall advise the Company concerning the legal obligations of the Company in respect of withholding, and thereafter the Tax Matters Partner shall act consistently with such advice in matters pertaining to withholding. If the Tax Matters Partner acts in accordance with the advice of such law firm and a Governmental Authority later asserts in writing to any Person that the Company failed to withhold Tax at the time and/or in the amounts required by Chapter 3 of the Code or comparable provisions of other Tax laws in respect of Fujitsu Member and/or its Affiliates, then Fujitsu Member and/or its Affiliates, as applicable, shall promptly upon receipt of a copy of such writing accompanied by a written notice from the Company specifying that a payment is required pursuant to this Section 5.4 pay to such Governmental Authority an amount in full satisfaction of the amount of Taxes so asserted by such Governmental Authority. If Fujitsu Member and its Affiliates do not promptly pay such amount to such Governmental Authority, then, unless Fujitsu Member provides satisfactory written evidence of settlement in full of the matter asserted by the Governmental Authority, the Company shall withhold such amount from the next distribution(s) to Fujitsu Member, shall promptly pay such withheld amounts over to such Governmental Authority in payment of such asserted liability for Taxes and shall treat the amounts so withheld and paid over as actually distributed to Fujitsu Member.

5.5	Distributions in Kind

(a) No right is given to any Member to demand or receive any distribution of property other than cash as provided in this Agreement. Upon a vote of the Board of Managers (including a Special Vote of the Board of Managers for so long as Fujitsu Member’s Percentage Interest is at least twenty percent (20%)), the Board of Managers may determine, in its sole and absolute discretion, to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such fashion as to ensure that the fair market value thereof (as determined by the Board of Managers, including a Special Vote of the Board of Managers for so long as Fujitsu Member’s Percentage Interest is at least twenty

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percent (20%)) is distributed, and any items of gain or loss resulting from such distribution are allocated, in accordance with this Article 5 and Articles 6 and 10 hereof.

(b) Unless all of the Members agree otherwise in writing,

(1) any distribution in kind of Company Assets that were contributed to the Company more than seven (7) years before the distribution date of such Company Assets shall be made to the Members in undivided interests in proportions reflecting the manner in which the equivalent amount of cash would be distributed pursuant to Sections 5.1.2(f), 5.1.4 or 10.5.1(e), as applicable, and

(2) any distribution in kind of Company Assets that were contributed to the Company seven (7) years or less before the distribution date shall, if the Percentage Interest of the Fujitsu Member is less than twenty percent (20%) at the time of the distribution, be made to the Members in undivided interests in proportions reflecting the manner in which the equivalent amount of cash would be distributed pursuant to Sections 5.1.2(f), 5.1.4 or 10.5.1(e), as applicable; provided, however, that at the election of either Member a distribution in kind of Company Assets pursuant to this Section 5.5(b)(2) shall not be made, in whole or in part, to the Members in undivided interests (and the amount not so distributed in undivided interests shall instead be distributed to the Member that originally contributed such Company Asset) as long as either (y) the Members agree on the fair market values of the Company Asset to be distributed, or (z) the value of such Company Asset has been established by a Qualified Valuator, who shall make such determination as soon as practicable, and in any event within sixty (60) days of being requested to do so. The Company shall pay all expenses of the Qualified Valuator, whose determination shall be final and binding on the Company and the Members. Notwithstanding any other provision of this Section 5.5, the aggregate value of each distribution made hereunder shall be apportioned among the Members in the same amounts as a like amount of cash would have been apportioned pursuant to Sections 5.1.2(f), 5.1.4 or 10.5.1(e), as applicable, and to that end the Company shall if necessary distribute cash as part of a distribution of any distribution of Company Assets in kind.

5.6	Limitations on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board of Managers, on behalf of the Company, shall be required to or shall knowingly make a distribution to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company (as applicable) in violation of the Act or other Applicable Law.

ARTICLE 6.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

6.1	General Allocation of Net Profits and Losses

6.1.1 Net Profits and Net Losses shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year and at such other times, if

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

any, as the Board of Managers shall determine is appropriate for purposes of administering this Agreement. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

6.1.2 Subject to the other provisions of this Article 6, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any Fiscal Year shall be allocated in proportion to the Members’ respective Percentage Interests.

6.2	Regulatory Allocations

Notwithstanding the foregoing provisions of this Article 6, the following special allocations shall be made in the following order of priority:

6.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then, to the extent required by Regulations Section 1.704-2(f), each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

6.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall, to the extent required by Regulations Section 1.704-2(i)(4), be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 6.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and after receiving such adjustment, allocation, or distribution, such Member has an Adjusted Capital Account Deficit, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 6.2.3 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.2.4 If the allocation of Net Loss to a Member as provided in Section 6.1 would create or increase an Adjusted Capital Account Deficit for such Member, there shall be

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allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 6.2.4. If, after the allocation of Net Loss pursuant to the preceding two sentences, no additional amount of Net Loss can be allocated to any Member without creating or increasing an Adjusted Capital Account Deficit for such Member, then Net Loss shall be allocated to the Members in accordance with their relative Percentage Interests. This Section 6.2.4 is intended to implement the alternate test for economic effect set forth in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

6.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

6.2.8 The allocations set forth in Sections 6.2.1, 6.2.2, 6.2.3, 6.2.4, 6.2.5, 6.2.6 and 6.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1.2, the Regulatory Allocations shall be taken into account by the Board of Managers in specially allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In exercising its discretion under this Section 6.2.8, the Board of Managers shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

6.3	Tax Allocations

6.3.1 Except as provided in Section 6.3.2, for income tax purposes under the Code and the Regulations and for purposes of applicable state and local law, each Company item of income, gain, loss and deduction shall be allocated between the Members in the same manner

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as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 6.

6.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) or, if applicable, corresponding provisions of applicable state or local law so as to take into account such variation. The Company shall account for such variation under any permissible method set forth in Regulations Section 1.704-3 as determined by the Tax Matters Partner. If the Gross Asset Value of any Company Asset is adjusted pursuant to subsection (2) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value under any permissible method set forth in Regulations Section 1.704-3 as determined by the Tax Matters Partner. Any tax credits will be allocated to the Members in accordance with the requirements of applicable tax law. Allocations pursuant to this Section 6.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

6.4	Other Provisions

6.4.1 For any Fiscal Year during which any Membership Interest or Economic Interest or portion thereof is Transferred between the Members or to another Person or is otherwise disposed of or acquired, or there is for any other reason a change in the Members’ respective Percentage Interests, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit with respect to such Membership Interest or Economic Interest or portion thereof shall be allocated and, to the extent necessary apportioned, under any method allowed pursuant to Section 706 of the Code and the applicable Regulations, as reasonably determined by the Board of Managers; provided, that the Board of Managers shall utilize consistent methods with respect to the same or substantially similar transactions and items in making such allocations or apportionments with respect to all such changes in the Members’ respective Percentage Interests, whether occurring within a single Fiscal Year or in different Fiscal Years.

6.4.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 6, the Board of Managers is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member, provided that such allocations are consistent with the advice of the Company Accountant or tax counsel and are not likely to alter materially the amounts which each Member is entitled to receive under the terms of this Agreement.

6.4.3 For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations

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Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be such Member’s Percentage Interest.

6.4.4 Section 482 Adjustments.

(a) Company Section 482 Adjustment. If the Internal Revenue Service or any applicable state or local taxing authority reallocates an item of income, deduction or loss to the Company pursuant to Code Section 482 or any similar rule or principle of law (a “Company Section 482 Allocation”), and a Member or an Affiliate of such Member has a corresponding “correlative item,” as determined under Regulations Section 1.482-1(g) (the “Member Correlative Item”), the item of income, deduction or loss constituting such Company Section 482 Allocation shall be specially allocated to and reflected in the Capital Account of the Member who received (or whose Affiliate received) such Member Correlative Item, and such Member shall be treated as making any corresponding deemed capital contribution or receiving any corresponding deemed distribution, with such deemed capital contribution or distribution, as the case may be, reflected in the Capital Account of such Member.

(b) Member Section 482 Adjustment. If the Internal Revenue Service or any applicable state or local taxing authority reallocates an item of income, deduction or loss to a Member or an Affiliate of such Member pursuant to Code Section 482 or any similar rule or principle of law (a “Member Section 482 Allocation”), and the Company has a corresponding “correlative item,” as determined under Regulations Section 1.482-1(g) (the “Company Correlative Item”), such Company Correlative Item shall be specially allocated to and reflected in the Capital Account of the Member that received (or whose Affiliate received) such Member Section 482 Allocation, and such Member shall be treated as making any corresponding deemed capital contribution or receiving any corresponding deemed distribution, with such deemed capital contribution or distribution, as the case may be, reflected in the Capital Account of such Member.

(c) Corresponding Treatment if Foreign Adjustment. If any taxing authority outside the United States makes an adjustment to the income, deduction or loss of the Company or a Member (or an Affiliate of a Member) that is analogous to an adjustment under Code Section 482, the Board of Managers shall use commercially reasonable efforts to handle any affected items of the Company in a manner analogous to the treatment of an adjustment under Code Section 482 as set forth in Sections 6.4.4(a) and 6.4.4(b) above.

6.4.5 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 6 and hereby agree to be bound by the provisions of this Article 6 in reporting their shares of the Company’s income and loss for federal, state and local income tax purposes. Without limiting the foregoing sentence, each Member acknowledges that, while it presently has no plan or intention to take a position in preparing a tax return that requires it to file a notice of inconsistent treatment under Code Section 6222(b), if it intends to do so in the future, it shall use its best efforts to provide at least ten (10) days advance notice of such intent to the Company and shall, if so requested by the Company, consult with the Tax Matters Partner concerning such position.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

6.4.6 Any Member who is treated as contributing cash to the Company under Regulation Section 1.1032-3(b) pursuant to the stock option plan described in Section 7.16 herein or any similar plan shall be specially allocated an amount of the Company’s corresponding compensation deductions equal to the amount of the deemed cash contribution; provided, that if options are exercised by an employee of a Company Entity (other than the Company) that is classified as a partnership for United States federal income tax purposes (or as an entity disregarded as separate from a partnership), the Company shall ensure that the Company will be allocated an amount of such Company Entity’s compensation deductions at least equal to the amount of such deemed cash contribution and such compensation deductions (not in excess of the amount of the deemed cash contribution) shall be specially allocated to the contributing Member; and provided further, that if options are exercised by an employee of a Company Entity that is not classified as a partnership (or as an entity disregarded as separate from a partnership) for United States federal income tax purposes, such contributing Member shall be specially allocated, for the Fiscal Year of the Company which includes the date of such exercise, deductions (which shall consist of a pro rata share of each item of deduction taken into account by the Company in computing Net Profits or Net Losses for such Fiscal Year in accordance with Section 6.1.1 herein) in an amount equal to the amount of the compensation deduction the Company would have had if such exercising employee had been an employee of the Company, but in no event shall such special allocation of deductions with respect to any such employee of any such Company Entity exceed the amount of the contributing Member’s deemed cash contribution pursuant to Regulations Section 1.1032-3(b), determined in accordance with the principles set forth in the following sentence of this Section 6.4.6 with respect to the options so exercised. A Member shall be treated as contributing cash to the Company under Regulation Section 1.1032-3(b) to the extent (x) the fair market value of the purchased shares of the Member or its Affiliate as of the date the option with respect to such shares is exercised pursuant to the stock option plan described in Section 7.16 herein or any similar plan, exceeds the sum of (y) the amount of cash (if any) paid or to be paid in accordance with Section 7.16 herein by the Company to a Member or its Affiliate (excluding any portion of such amount that is paid as interest pursuant to Section 7.16 herein) in consideration for such option multiplied by a fraction the numerator of which is the number of shares purchased pursuant to such option exercise and the denominator of which is the aggregate number of shares subject to such option and (z) the aggregate exercise price paid with respect to the number of shares purchased pursuant to such option exercise. For purposes of this Section 6.4.6, a Company Entity that is treated as disregarded from the Company for U.S. federal income tax purposes shall be treated as the Company.

6.4.7 All matters concerning the allocations and other determinations provided for in this Article 6 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Board of Managers in a manner consistent with the terms and intent of this Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 7.

MANAGEMENT

7.1	Board of Managers

7.1.1 Powers. Except as otherwise expressly provided in this Agreement, all management powers over the business, property and affairs of the Company are exclusively vested in a board of Managers (the “Board of Managers”), and no Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company or otherwise to bind, act or purport to act on behalf of the Company in any manner. Subject to the limitations set forth in this Agreement, the Board of Managers shall have all the rights and powers that may be possessed by a manager under the Act, which shall include, without limitation, the power to incur indebtedness, the power to enter into agreements and commitments of all kinds, the power to manage, acquire and dispose of Company Assets, and all ancillary powers necessary or convenient as to the foregoing. Unless authorized by a Special Vote of the Board of Managers, no individual Manager may act for the Board of Managers or have authority to bind the Company. The Managers shall devote such time to the business and affairs of the Company as is reasonably necessary for the performance of their duties, but shall not be required to devote full time to the performance of such duties.

7.1.2 Evaluation of Officers. The Board of Managers will be responsible for supervision and evaluation of the Company’s Chief Executive Officer and other Executive Officers on an ongoing basis, including at least an annual review of their performance to ensure they are acting in accordance with prudent business practices. In doing so, the Board of Managers will consider, among other factors, deviations in the Company’s financial condition, results of operations and/or cash flows compared to those matters as set forth in the 4-Year Operations Plan and the then-applicable Annual Budget and Rolling Quarterly Plan and whether any such deviations were caused by unexpected external factors. In the event that the Board of Managers determines that the Chief Executive Officer or any other Executive Officer is not acting in accordance with prudent business practices, then, as soon as practicable, the Board of Managers shall (i) if appropriate, take actions to remedy or improve the performance of the Chief Executive Officer and/or other Executive Officers or (ii) replace the Chief Executive Officer or other Executive Officers.

7.2	Number of Managers; Appointment of Managers

The Board of Managers shall initially consist of ten (10) individuals (each such individual, a “Manager”). Subject to Sections 7.3 and 7.4 below, six (6) of the Managers shall be appointed by AMD Member and four (4) of the Managers shall be appointed by Fujitsu Member. Unless a Manager resigns (including death or retirement) or is removed, each Manager shall hold office until a successor shall have been duly elected in accordance with this Section 7.2. Any Manager may be removed for cause in accordance with Applicable Law. In addition, each Member having the right to nominate a Manager or Managers pursuant to this Section 7.2 shall also have the right, in its sole discretion, to remove such Manager or Managers at any time, by delivery of written notice to the other Members, the Company and the Manager(s) to be removed. In the case of a vacancy in the office of a Manager for any reason

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(including by reason of death, resignation, retirement or removal pursuant to the preceding sentence), the vacancy shall be filled by the Member that nominated the Manager in question; provided, however, that in the case of a vacancy created due to a change in a Member’s Percentage Interest as described Section 7.3 or 7.4, such vacancy shall be filled in accordance with Section 7.3 or 7.4. AMD Member hereby selects Hector de J. Ruiz, Robert Rivet, Bertrand Cambou, Thomas McCoy, James Doran and Henri Richard to serve on the initial Board of Managers, and Thomas Eby as the non-voting participant contemplated under Section 7.4. Fujitsu Member hereby selects Toshihiko Ono, Shinji Suzuki, Nobutake Matsumura and Kazuhiko Kato to serve on the initial Board of Managers, and Kazunori Imaoka as the non-voting participant contemplated under Section 7.3.

7.3	Effect of Change in Fujitsu Member’s Percentage Interest on Fujitsu Managers

The number of Managers that Fujitsu Member can appoint or maintain on the Board of Managers shall depend on Fujitsu Member’s Percentage Interest as follows:

Fujitsu Member’s Percentage Interest	Number of Fujitsu Managers
≥ 30%	4
≥ 20% and < 30%	3
≥ 10% and < 20%	2
< 10%	0

If Fujitsu Member’s Percentage Interest should fall below any of the threshold levels listed above, there shall promptly be a vote of the Members to elect a new Board of Managers based upon the new Percentage Interests. In addition, for so long as Fujitsu Member’s Percentage Interest is greater than or equal to five percent (5%), Fujitsu Member shall have the right to have one (1) additional representative attend meetings of the Board of Managers as a non-voting participant.

7.4	Effect of Change in AMD Member’s Percentage Interest on AMD Managers

The number of Managers that AMD Member can appoint or maintain on the Board of Managers shall depend on AMD Member’s Percentage Interest as follows:

AMD Member’s Percentage Interest	Number of AMD Managers
≥ 50%	6
≥ 45% and < 50%	5
≥ 30% and < 45%	4
≥ 20% and <30%	3
≥ 10% and <20%	2
<10%	1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

If AMD Member’s Percentage Interest should fall below any of the threshold levels listed above, there shall promptly be a vote of the Members to elect the Board of Managers based upon the new Percentage Interests. In addition, for so long as AMD Member’s Percentage Interest is greater than or equal to five percent (5%), AMD Member shall have the right to have one (1) representative attend meetings of the Board of Managers as a non-voting participant.

7.5	Chairman of the Board of Managers

A Chairman of the Board of Managers (the “Chairman of the Board”) shall preside at all meetings of the Board of Managers. Selection of the Chairman of the Board from among the Managers shall be as follows: During the first three (3) years following the Launch Date, the Chairman of the Board will be appointed by Fujitsu Member, subject to AMD Member’s approval, which approval shall not be unreasonably withheld. During the next three (3) years, the Chairman of the Board will be appointed by AMD Member subject to Fujitsu Member’s approval, which approval shall not be unreasonably withheld. The right to appoint a Manager as Chairman of the Board will continue to rotate between Fujitsu Member and AMD Member in this manner; provided, however, that if the Percentage Interest of either AMD Member or Fujitsu Member falls below thirty percent (30%), then the Chairman of the Board will be appointed by a majority of the Board of Managers and neither Member will have an approval right. The Chief Executive Officer may not serve as the Chairman of the Board.

7.6	Meetings of Members and of the Board of Managers; Quorum

7.6.1 Member Meetings. At any time, and from time to time, the Board of Managers may, but shall not be required to, call meetings of the Members. Written notice of any such meeting (which may be provided via facsimile) shall be given to all Members not less than five (5) Business Days nor more than thirty-five (35) Business Days prior to the date of such meeting. Each meeting of the Members shall be conducted by the Chairman of the Board of Managers or any designee thereof. Each Member may authorize any Person (provided such other Person is an officer of the Member or its parent company) to act for it or on its behalf on all matters in which the Member is entitled to participate. Each proxy must be signed by a duly authorized officer of the Member. All other provisions governing, or otherwise relating to, the holding of meetings of the Members, shall from time to time be established in the sole discretion of the Board of Managers. Interpreters will be provided for any meeting of the Members, at the cost of the Company, upon the request of any Member.

7.6.2 Action by Member Consent. Any action which may be taken at any meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken is executed by all Members.

7.6.3 Board Meetings. The Board of Managers shall hold meetings at least once per every fiscal quarter. It is the intention of the Members that all Managers attend each meeting in person, and each Manager shall use such Manager’s best efforts to attend each meeting in person. The presence of six (6) Managers (with at least fifty percent (50%) of the Managers present being AMD Managers), in each case, in person or by telephone conference or by other means of communications acceptable to the Board of Managers, shall be necessary and sufficient

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to constitute a quorum for the purpose of taking action by the Board of Managers at any meeting of the Board of Managers.

7.6.4 Notice; Waiver. The regular quarterly meetings of the Board of Managers described in Section 7.6.3 shall be held upon not less than five (5) Business Days written notice. Additional meetings of the Board of Managers may be held at the request of any Manager, upon not less than five (5) Business Days written notice (which may be provided via facsimile or other manner provided in Section 13.5) or telephonic notice to each Manager (which notice shall be provided to the other Managers by the requesting Manager). The presence of any Manager at a meeting (including by means of telephone conference or other means of communications acceptable to the Board of Managers) shall constitute a waiver of notice of the meeting with respect to such Manager. Except as otherwise expressly provided in Section 7.6.8 and Schedule B, no action taken by the Managers at any meeting shall be valid unless the requisite quorum is present.

7.6.5 Voting of Managers. Except as otherwise expressly provided in this Agreement, all actions, determinations or resolutions of the Board of Managers shall require the affirmative vote or consent of a majority of the Board of Managers present at any meeting at which a quorum is present. Each Manager shall be entitled to one (1) vote, and Managers shall not be entitled to cast their vote through proxies. The Board of Managers may act without a meeting if the action is consented to in advance or subsequently ratified, in each case in writing, by the requisite number of Managers (including the affirmative vote of at least fifty percent (50%) of the Managers appointed by Fujitsu serving at that time in the case of matters requiring a Special Vote) that would have been required at a meeting of the Board of Managers with all Managers present.

7.6.6 Meetings by Telecommunications. Unless the Act otherwise provides, members of the Board of Managers shall have the right to participate in all meetings of the Board of Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

7.6.7 Interpreters. Interpreters will be provided for any meeting of the Board of Managers, at the cost of the Company, upon the request of any Manager.

7.6.8 Related Party Claims. Notwithstanding anything herein to the contrary, the decision of any Company Entity to pursue, and the procedures for pursuing, a Fujitsu Manager Claim or an AMD Manager Claim shall be as set forth on Schedule B.

7.7	Actions Requiring a Special Vote of the Board of Managers

Notwithstanding the provisions of Section 7.6.5 or any other provisions of this Agreement, the Company may not, and no Member or Manager may cause the Company to, take any of the following actions or any other action specified in this Agreement as requiring a Special Vote without a Special Vote of the Board of Managers:

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

7.7.1 **** Threshold. In addition to Special Vote provisions provided to Fujitsu Member in Sections 7.7.2 and 7.7.3, for so long as Fujitsu Member’s Percentage Interest is at least ****:

(a) effect any investment in, or acquisition or disposition of, assets (including through a transfer of equity securities) by a Company Entity or Company Entities (including by merger, consolidation or otherwise) that comprise greater than **** of the fair market value (subject to the last paragraph of this Section 7.7.1, as determined by the Board of Managers) of the assets of the Company Entities taken as a whole; provided, however, that there shall be no Special Vote of the Board of Managers required with respect to the acquisition or construction of the **** in the 4-Year Fixed Financial Support Plan to the extent that the acquisition or construction of **** does not require the cumulative capital expenditure amounts set forth in the 4-Year Fixed Financial Support Plan through the then-current fiscal quarter to be exceeded;

(b) effect a merger or consolidation (in a transaction or series of transactions) in which the Company is not the surviving entity or in which the Company is the surviving entity but in either case in which the Membership Interests or Units possessing more than fifty percent (50%) of the total combined Membership Interests or Units are transferred to a Person or Persons different than those who held such interests immediately prior to the merger or consolidation or the initial transaction culminating in such merger or consolidation;

(c) settle any lawsuit, administrative proceeding, tax claim or other legal proceeding where any Company Entity pays the settlement of a dollar amount that is greater than ten percent (10%) of the fair market value (subject to the last paragraph of this Section 7.7.1, as determined by the Board of Managers) of the assets of the Company Entities taken as a whole;

(d) settle any lawsuit, administrative proceeding, tax claim or other legal proceeding involving both a Company Entity on the one hand, and AMD or any of its Affiliates on the other hand, that involves actual or potential payments to or from any Company Entity exceeding ten million dollars (U.S.$10,000,000);

(e) settle any series of related lawsuits, administrative proceedings, tax claims or other legal proceedings involving both a Company Entity on the one hand, and AMD or any of its Affiliates on the other hand, that involves actual or potential payments to or from any Company Entity exceeding fifty million dollars (U.S.$50,000,000) in the aggregate; or

(f) During any time period that AMD Member’s Percentage Interest is greater than fifty percent (50%) but AMD does not consolidate the Company’s results of operations with AMD’s financial statements, (i) effect the investment in, or acquisition of, any Person (including by an acquisition of equity securities of such Person, by a transaction structured as an asset purchase or transfer, or by merger, consolidation or otherwise) by a Company Entity or Company Entities, in each case that exceeds one hundred million dollars (U.S.$100,000,000) in the aggregate, or (ii) ****.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

For purposes of Sections 7.7.1(a) and 7.7.1(c), if a five percent decrease in the fair market value of the assets of the Company Entities taken as a whole (as determined by the Board of Managers) would have resulted in a requirement for a Special Vote under either of such Sections, then there shall be a Special Vote with respect to the determination of the fair market value of the assets of the Company Entities taken as a whole.

7.7.2 **** Threshold. In addition to Special Vote provisions provided to Fujitsu Member in Section 7.7.3, for so long as Fujitsu Member’s Percentage Interest is at least ****:

(a) approve the fairness of pricing terms and the fairness of other terms having an economic impact of any contract, agreement, arrangement or understanding (or any series of related contracts, agreements, arrangements or understandings relating to the same or substantially similar subject matter) entered into after the date hereof between any Company Entity on the one hand, and AMD (or any of their respective Affiliates) on the other hand, that involves actual or potential payments to or from any Company Entity exceeding seventeen million five hundred thousand dollars (U.S.$17,500,000) in any Fiscal Year or eighty seven million five hundred thousand dollars (U.S.$87,500,000) in the aggregate over the life of the contract, agreement, arrangement or understanding;

(b) approve the fairness of pricing terms and the fairness of other terms having an economic impact of any amendment to any contract, agreement, arrangement or understanding (or any series of related contracts, agreements, arrangements or understandings relating to the same or substantially similar subject matter) between any Company Entity on the one hand, and AMD (or any of their respective Affiliates) on the other hand, which amendment involves (i) a change in actual or potential payments to or from any Company Entity exceeding seventeen million five hundred thousand dollars (U.S.$17,500,000) in any Fiscal Year or eighty seven million five hundred thousand dollars (U.S.$87,500,000) in the aggregate over the life of the contract, agreement, arrangement or understanding or (ii) a material reduction in the services, rights or privileges received by any Company Entity under the contract, agreement, arrangement or understanding without proportionate reduction in fees, royalties or other payments to AMD (or its respective Affiliates, provided that no Company Entity shall be deemed an AMD Affiliate for the purposes of this provision) thereunder;

(c) authorize any Company Entity to engage in or undertake any material activity unrelated to the Business (and the scope of license rights granted pursuant to the Fujitsu-FASL Patent Cross-License Agreement dated as of June 30, 2003 between Fujitsu and the Company shall not be deemed to limit in any manner the requirement that a Special Vote is necessary for any Company Entity to engage in or undertake any such activity). For purposes of this Section 7.7.2(c), “Business” shall mean all aspects related to the development, manufacture and sale of semiconductor devices (including single chip or multiple chip products), a substantial function of which is code and/or data storage;

(d) change the equity capital structure of any Company Entity, except for the issuance of employee options in Company equity interests;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(e) effect any distribution from the Company to its Members other than in cash or any distribution in cash other than in accordance with Article 5 of this Agreement;

(f) amend the charter documents of any Material Company Entity; or

(g) amend the charter documents of any other Company Entity that adversely and disproportionately affects Fujitsu or Fujitsu Member as compared to AMD or AMD Member.

For the purposes of sub-sections 7.7.2(a) and 7.7.2(b), it is agreed by the parties that various contracts under which AMD or its Affiliates provide services to Company Entities (including under the AMD Services Agreement (as defined in the Contribution Agreement) and the AMD Technology Services Agreement (as defined in the Contribution Agreement)) are considered a series of related contracts relating to the same or substantially similar subject matter so that the dollar thresholds set forth in sub-sections 7.7.2(a) and 7.7.2(b) apply to all such contracts taken collectively on an annual basis; and in determining whether any increase in amounts payable to AMD or an AMD Affiliate thereunder exceed such dollar thresholds, reductions in payments for services to AMD or an AMD Affiliate shall not be deemed to offset any portion of any increase.

7.7.3 **** Threshold. For so long as Fujitsu Member’s Percentage Interest is at least ****:

(a) effect any resolution to wind-up any Material Company Entity (unless the relevant governing documents or this Agreement expressly provide for “automatic” dissolution upon the happening of certain events); or

(b) effect the filing of any application or petition for bankruptcy, reorganization or other similar proceedings under Applicable Laws with respect to any Material Company Entity.

7.8	Limitations on Authority of Board of Managers

Notwithstanding any contrary provision of this Agreement, each Member agrees to vote its Units, and to cause Managers that it appoints to vote, in a manner that will cause the Company and each applicable Company Entity to refrain from taking any of the following actions:

7.8.1 **** Threshold. In addition to the restrictions benefiting Fujitsu Member in Sections 7.8.2 and 7.8.3, for so long as Fujitsu Member’s Percentage Interest is at least****:

(a) enter into any manufacturing or development joint venture, strategic alliance, similar arrangement or agreement with an integrated electronics manufacturer having the majority of its assets or business operations in Japan and annual semiconductor revenues in excess of one hundred billion yen (¥100,000,000,000);

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(b) Prior to the end of ****, enter into a joint venture, strategic alliance, similar arrangement or agreement relating to manufacturing, memory product design or CMOS process development (referred to herein as the “Core Business”) that involves the actual or potential contribution of cash or assets by the Company to such joint venture, or to a third party involved in a joint venture, strategic alliance, similar arrangement or agreement, exceeding fifty million dollars (U.S.$50,000,000) in any Fiscal Year or two hundred fifty million dollars (U.S.$250,000,000) in the aggregate over the life of the joint venture, strategic alliance, similar arrangement or agreement; provided, however, that this covenant shall not apply to (i) agreements for providing foundry services with entities that derive more than seventy-five percent (75%) of their revenues from providing foundry services (provided that such agreements do not include an investment by the Company in such entity, its Affiliates or capital equipment) or (ii) joint ventures, strategic alliances, similar arrangements or agreements for the assembly, pack, mark and test of semiconductor devices; or

(c) enter into any joint venture, strategic alliance, similar arrangement or agreement relating to activities outside of the Core Business and that involves the actual or potential contribution of cash or assets by the Company exceeding two hundred million dollars (U.S.$200,000,000) in any Fiscal Year or one billion dollars (U.S.$1,000,000,000) in the aggregate over the life of the joint venture, strategic alliance, similar arrangement or agreement.

7.8.2 **** Threshold. In addition to the restrictions benefiting Fujitsu Member in Section 7.8.3, for so long as Fujitsu Member’s Percentage Interest is at least ****:

(a) notwithstanding anything in this Agreement to the contrary, allow any Company Entity to grant or issue any employee options to acquire equity interests in the Company; or

(b) allow any Company Entity to change its domicile if such change would result in significant adverse tax consequences to Fujitsu Member or Fujitsu.

7.8.3 Any Percentage Interest. For so long as Fujitsu Member maintains a Percentage Interest greater than zero percent (0%):

(a) do any act in contravention of this Agreement;

(b) except as provided for in this Agreement, knowingly perform any act that would subject any Member to liability for the debts, liabilities or obligations of the Company;

(c) subject to Units required to be issued pursuant to Section 4.3.2(d)(4), issue additional Units of the Company (or any rights to acquire additional Units) to any Person;

(d) fail to insure that the senior technical staff of the Company will include former employees of both AMD and Fujitsu and that input from such employees will be included and fully considered in decisions to materially modify the Technology Roadmap;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(e) **** facilities prior to ****;

(f) prior to ****, reduce the cumulative employee headcount (including seconded employees, if any) of **** facilities below the lesser of (i) **** of the cumulative employee headcount (including seconded employees) of such facilities at the Launch Date or (ii) **** of the cumulative headcount (excluding seconded employees) of such facilities at the Launch Date plus the number of employees seconded as of the Launch Date whose secondment period has not then ended plus the number of employees seconded as of the Launch Date who accepted employment with the Company or a Company Entity as of the end of such seconded employees’ secondment period (other than dismissals of employees for cause or by voluntary separation);

(g) prior to ****, reduce the cumulative employee headcount (including seconded employees, if any) of **** facilities below the lesser of (i) **** of the cumulative employee headcount (including seconded employees) of such facilities at the Launch Date or (ii) **** of the cumulative headcount (excluding seconded employees) of such facilities at the Launch Date plus the number of employees seconded as of the Launch Date who accepted employment with the Company or a Company Entity as of the end of such seconded employees’ secondment period (other than dismissals of employees for cause or voluntary separation);

(h) prior to **** any of the facilities used by ****;

(i) prior to ****, reduce the cumulative employee headcount (including seconded employees) of **** below the lesser of (i) **** of the cumulative employee headcount (including seconded employees) of such **** at the Launch Date or (ii) **** of the cumulative headcount (excluding seconded employees) of such **** at the Launch Date plus the number of employees seconded as of the Launch Date whose secondment period has not then ended plus the number of employees seconded as of the Launch Date who accepted employment with the Company or a Company Entity as of the end of such seconded employees’ secondment period (other than dismissals of employees for cause or by voluntary separation);

(j) prior to ****, reduce the cumulative employee headcount (including seconded employees) of **** below the lesser of (i) **** of the cumulative employee headcount (including seconded employees) of such **** at the Launch Date or (ii) **** of the cumulative headcount (excluding seconded employees) of such **** at the Launch Date plus the number of employees seconded as of the Launch Date who accepted employment with the Company or a Company Entity as of the end of such seconded employees’ secondment period (other than dismissals of employees for cause or voluntary separation);

(k) without limiting Section 7.8.3(e), prior to **** facilities without providing at least six (6) months’ prior written notice to AMD Member and Fujitsu Member or **** facilities without providing at least three (3) months’ prior written notice to AMD Member and Fujitsu Member;

(l) without limiting Sections 7.8.3(f), 7.8.3(g), 7.8.3(i) and 7.8.3(j), prior to ****, reduce the cumulative employee headcount of **** facilities or the employee

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

headcount of **** below the cumulative employee headcount of such facilities **** (as the case may be) at the Launch Date, without providing at least six (6) months’ prior written notice of such reductions to AMD Member and Fujitsu Member (other than dismissals of employees for cause or voluntary separation); or

(m) prior to ****, reduce the employee headcount of **** facility below the employee headcount of such facility at the Launch Date without providing at least three (3) months’ prior written notice of such reduction to AMD Member and Fujitsu Member (other than dismissals of employees for cause or voluntary separation).

7.9	Compensation of Managers

Except for reimbursement from the Company for out-of-pocket costs and expenses incurred by the Managers in the performance of their duties, the Managers shall not be entitled to any other compensation in their capacities as Managers unless otherwise agreed upon in writing by all of the Members.

7.10	Accounting; Records and Reports

7.10.1 Accounting and Fiscal Year. The books, records and accounts of the Company, including for all applicable tax purposes, will be maintained in accordance with such methods of accounting as shall be determined by the Board of Managers. The fiscal year of the Company (“Fiscal Year”) shall correspond to that of AMD for as long as AMD Member and/or an Affiliate of AMD Member holds a greater than fifty percent (50%) Percentage Interest in the Company in the aggregate. The Company shall have a taxable year which complies with Section 706(b) of the Code.

7.10.2 Books and Records. The Board of Managers shall cause to be kept, at the principal place of business of the Company, or at such other location as the Board of Managers shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four (4) Fiscal Years. The Board of Managers shall also cause to be kept at such location copies of each of the following:

(a) a current list of the full name and last known address of each Member, and the capital account, number of Units and Percentage Interest held by each Member;

(b) a current list of the full name and last known address of each Manager;

(c) the Certificate of the Company, any amendments to the Certificate, and executed copies of any powers of attorney granted for the purpose of executing the Certificate;

(d) the Company’s federal, state and local income tax returns and reports, if any, for the seven (7) most recent years;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(e) this Agreement and any amendments to this Agreement;

(f) financial statements of the Company for the five (5) most recent Fiscal Years; and

(g) minutes of meetings of the Board of Managers and the Members and any written consents of the Board of Managers or the Members for actions taken without a meeting.

7.10.3 Financial Reports. The Board of Managers shall also cause to be sent to each Member of the Company, the following:

(a) within sixty (60) days after the Launch Date, the Company shall provide each Member with an unaudited balance sheet of the Company as of the Launch Date;

(b) within one hundred fifty (150) days following the end of each Fiscal Year, a computation of the Company’s taxable income allocable to such Member, and within two hundred seventy-five (275) days following the end of each Fiscal Year Schedule K-1 to IRS Form 1065 and such other information as may be reasonably required by the Members for preparation of their respective federal, state and local income or franchise tax returns;

(c) a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year, concurrent with the filing of such returns;

(d) within ninety (90) days after the end of each Fiscal Year or as soon thereafter as reasonably practicable, the Company shall provide each Member with an audited balance sheet, income statement and statement of cash flows for the year then ended;

(e) within forty-five (45) days after the end of each fiscal quarter or as soon thereafter as reasonably practicable, the Company shall provide each Member with an unaudited balance sheet, income statement and statement of cash flows for the year or quarter (as appropriate) then ended, prepared in accordance with GAAP, as well as such other financial information as any Member may reasonably request to enable such Member and its Affiliates to prepare their consolidated quarterly and annual financial statements; and

(f) As soon as reasonably practicable after the end of each fiscal month, the Company shall provide each Member with a written monthly report, including an unaudited consolidated statement of income (or loss) for the Company and such other financial information as a Member may reasonably request, for the most recent completed fiscal month of the Company. By no later than the close of business California time on the seventh (7th) calendar day of each calendar month, the Company shall also provide each Member a copy of such report for the preceding fiscal month on a best estimate basis.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

7.10.4 Access to Company Books and Records.

(a) Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, during reasonable business hours (i) examine and copy (at their own cost and expense) the books and records of the Company, including the records listed in Section 7.10.2, and (ii) have access to the Company’s management, plans, properties and other assets to conduct due diligence and other investigations (including, without limitation, environmental assessments) regarding the Business and assets of the Company at such Member’s sole expense, and the Company shall reasonably cooperate with such Member in such due diligence and investigations.

(b) Subject to such reasonable standards as imposed by the Board of Managers, upon the request of any Member for purposes reasonably related to its Interest, the Board of Managers shall promptly deliver or cause to be delivered to the requesting Member, at the expense of the Company, a copy of the information required to be maintained under Sections 7.10.2(a) through 7.10.2(g).

(c) Any Member’s request for documents or request to inspect or copy documents under this Section 7.10.4 (i) may be made by that Member or that Member’s authorized representative and (ii) shall be made in writing and shall state the purpose of such demand.

(d) The Board of Managers shall promptly furnish to a Member a copy of any amendment to the Certificate or this Agreement.

(e) Except as specifically stated in an agreement among each of the Members and the Company, a Person that holds an Economic Interest but who is not a Member shall have no right to information concerning the business and affairs of the Company and no inspection rights.

7.11	Indemnification and Liability of the Managers

7.11.1 Indemnification. The Company shall indemnify and hold harmless each Manager (individually, an “Indemnitee”) to the fullest extent permitted by Applicable Law from and against any and all losses, claims, demands, costs, damages, liabilities, whether joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (each an “Indemnified Loss”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company or by reason of the Indemnitee’s status as a Manager, regardless of whether the Indemnitee retains such status at the time any such Indemnified Loss is paid or incurred, if (a) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (b) the Indemnitee’s conduct did not constitute a breach of his or her duty of loyalty to the Company or its Members

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

or is an act or omission which involves intentional misconduct or a knowing violation of the law. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (a) or (b) above.

7.11.2 Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 7.11 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding.

7.11.3 Company Expenses. Any indemnification provided hereunder shall be satisfied solely out of the Company Assets, as an expense of the Company. No Member shall be subject to personal liability by reason of these indemnification provisions.

7.11.4 No Other Rights. The provisions of this Section 7.11 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person; provided, however, that the indemnification rights provided in this Section 7.11 will inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

7.11.5 No Liability. No Indemnitee shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of any Manager or any such other Person if (a) the Manager acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (b) the Manager’s conduct did not constitute a breach of his or her duty of loyalty to the Company or its Members or is an act or omission which involves intentional misconduct or a knowing violation of the law.

7.11.6 Reliance Upon Agreement. To the extent that any Manager (each, a “Responsible Party”) has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any Member or other Person bound by the terms of this Agreement, such Responsible Parties acting in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for its good faith reliance on the provisions of this Agreement.

7.11.7 Fiduciary Duties. The only fiduciary duties a Manager owes to the Company and the Members are the fiduciary duties a director serving on the board of directors of a Delaware corporation would have under the DGCL, as interpreted by Delaware courts. Notwithstanding the foregoing, but subject to Section 7.6.8, a Manager shall not be required to recuse himself or herself from the Board of Managers’ consideration of a matter in which the Member appointing such Manager may have a material financial interest. Such Manager shall be permitted to vote on such matter, and voting to approve such matter shall not in itself constitute a violation of such Manager’s fiduciary duties.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

7.12	Officers of the Company

7.12.1 Chief Executive Officer. The Company will employ a chief executive officer (the “Chief Executive Officer”) to be selected by AMD Member for as long as it has a greater Percentage Interest than Fujitsu Member, subject to Fujitsu Member’s approval, which shall not be unreasonably withheld. The Member that appoints the Chief Executive Officer shall have the right to appoint such individual as one of the Managers it is entitled to appoint under Section 7.2. In the event the Chief Executive Officer is not appointed as a Manager, the Chief Executive Officer shall have the right to attend meetings of the Board of Managers as a non-voting participant.

7.12.2 Duties and Powers of the Chief Executive Officer. The Chief Executive Officer of the Company shall, subject to the control of the Board of Managers, have general supervision, direction and control of the day-to-day affairs of the Company and shall report directly to the Board of Managers. Unless limited by the Board of Managers or this Agreement, he or she shall have the general powers and duties of management usually vested in the office of chief executive officer of corporations and shall have such other powers and duties as may be prescribed by the Board of Managers. In the absence or disability of the Chief Executive Officer, an Officer designated by the Board of Managers, shall perform all duties of the Chief Executive Officer.

7.12.3 Other Officers; Employment; Removal. The Company may also employ a chief financial officer (“Chief Financial Officer”), a secretary (“Secretary”) and such other officers as elected by the Board of Managers, each of whom will be accountable to the Chief Executive Officer (the Chief Executive Officer, Chief Financial Officer, the Secretary and any other officers elected in accordance with this Section 7.12.3, each, an “Officer” and collectively, the “Officers”). All Officers and the Chief Executive Officer shall be employed directly by the Company, except where AMD and Fujitsu agree in writing on a case-by-case basis that such Officer should be employed by either AMD or Fujitsu, in which case such Officer will be assigned to the Company through secondment or other arrangements, as agreed upon by AMD and Fujitsu. The Chief Executive Officer and any other Officer may be removed at any time upon an affirmative vote of the majority of the Board of Managers.

7.12.4 Duties and Powers of Chief Financial Officer. The Chief Financial Officer of the Company (a) shall have the custody of the corporate funds and securities of the Company, (b) shall keep and maintain, or cause to be kept and maintained, books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital and (c) shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. He or she shall disburse the funds of the Company as may be ordered by the Board of Managers and shall render to the Board of Managers at their request an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company. The books of account shall at all reasonable times be open to inspection by any Manager.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

7.12.5 Duties and Powers of Secretary.

(a) The Secretary shall attend (in person or by telephone conference) all meetings of the Board of Managers and all meetings of the Members (whether any of such meetings are in person, by telephone conference or both) and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any standing committees when requested by such committee. He or she shall give, or cause to be given, notice of all meetings of the Members and of the Board of Managers and shall perform such other duties as may be prescribed by the Board of Managers.

(b) The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Board of Managers, a register, or a duplicate register, showing the names of all Members and their addresses, Economic Interests and voting interests, the number and date of certificates issued for the same (if any), and the number and date of cancellation of every certificate surrendered for cancellation (if any). The Secretary shall also keep all documents as may be required under the Act.

7.12.6 General Provisions Regarding Officers.

(a) The Board of Managers may, from time to time, designate Officers of the Company and delegate to such Officers such authority and duties as the Board of Managers may deem advisable and may assign titles (including, without limitation, president, vice-president and/or treasurer) to any such Officer. Unless the Board of Managers otherwise determines, if the title assigned to an Officer of the Company is one commonly used for Officers of a business corporation formed under the DGCL, then, subject to the terms of this Agreement, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office pursuant to the DGCL. Any number of titles may be held by the same Officer.

(b) Subject to all rights, if any, under any contract of employment, any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Managers for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

(c) No Officer needs to be a resident or citizen of the United States.

(d) The only fiduciary duties an Officer of the Company owes to the Company and the Members are duties a similar officer of a Delaware corporation would have under the DGCL, as interpreted by Delaware courts.

7.13	Information Technology Steering Committee

The Company will establish an IT Steering Committee (the “IT Steering Committee”). The general purposes of the IT Steering Committee shall be: (1) to determine the Company’s overall information technology (“IT”) program; (2) to approve the Company’s IT

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

plans and budgets; and (3) to coordinate and track the Company’s IT activities. On an annual basis, the IT Steering Committee shall provide to the Board of Managers an analysis and breakdown in reasonable detail of all IT costs incurred during the previous annual period, including a description of the amount of IT costs attributable to each of the following categories: Capex, R&D, G&A and cost of goods sold. The IT Steering Committee will include the Company’s information services manager, appropriate executives from Material Company Entities and such other Company employees as the Company may choose. AMD and Fujitsu may each appoint a non-voting advisory representative to the IT Steering Committee to advise the Company on IT issues; however, all final IT determinations will be made by the IT Steering Committee, subject to approval by the Board of Managers.

7.14	Personnel

7.14.1 Company Employees; Return. All employees shall be employed by the Company, unless both AMD and Fujitsu agree in writing on a case-by-case basis that such employee should be employed by either AMD or Fujitsu, then such employee shall be assigned to the Company through secondment or other arrangements, as agreed upon in writing by AMD, Fujitsu and the Company. Any Fujitsu employee permanently transferred to the Company may return to the employ of Fujitsu upon the written agreement of both the Company and Fujitsu, and any AMD employee permanently transferred to the Company may return to the employ of AMD upon the written agreement of both the Company and AMD, provided, however, that the re-employment of any Officer of the Company or other personnel of the Company that reports directly to the Chief Executive Officer or the Board of Managers shall require the approval of the Company, AMD and Fujitsu.

7.14.2 Certain FASL (Japan) Employees. With respect to certain employees of FASL (Japan) who are engineers, the Company may transfer selected engineers from FASL (Japan) to the Company and vice versa, such transfers being either temporary or permanent.

7.14.3 Standards of Business Conduct. For as long as AMD Member’s Percentage Interest is at least fifty percent (50%), the Company will use its reasonable efforts to cause its employees and the employees of its subsidiaries to comply with AMD’s Worldwide Standards of Business Conduct.

7.15	Human Resources Council

The Company shall, and shall cause each other Company Entity to, have compensation and benefits programs at its locations consistent with local practices. Incentive compensation programs for Company Entity employees will be tied to the Company’s financial success and approved by the Board of Managers. The Company will form a human resources council (the “HR Council”), consisting of senior human resource employees from each of the Company’s locations (including, with respect to Japan, at least one former Fujitsu employee who was, before his or her transfer to the Company, situated in Japan). The HR Council shall:

7.15.1 be headed by an executive of the Company who will report and be directly accountable to the Chief Executive Officer;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

7.15.2 plan and implement headcount, budget, performance management systems, compensation and benefits programs and other human resource programs and systems as needed for the Company Entities, all in a manner generally and reasonably consistent with local practices;

7.15.3 consult with the Members in establishing the working terms and conditions (including a promotion approval matrix) for Transferred Employees, including the consideration and adoption of any changes to compensation and benefit plans or arrangements provided by Fujitsu to the Transferred Employees immediately prior to the transfer of employment to a Company Entity;

7.15.4 for so long as any Transferred Employee continues to be entitled to participate in any of the benefits provided by Fujitsu to such Transferred Employee immediately prior to the transfer of employment to a Company Entity, consult with Fujitsu regarding the matters referred to in Sections 7.15.3 and 7.15.5; and

7.15.5 consult with the Members on such other matters as may be agreed by the Members in writing.

7.16	Stock Option Plan

7.16.1 Stock Option Plans. Any stock option plans involving AMD shares will be financed by the Company. The Company will pay cash to AMD for the value of stock options granted by AMD to employees of a Company Entity. The value of such stock options will be calculated using the Black-Scholes valuation method using assumptions mutually agreed to by AMD Member and Fujitsu Member as soon as reasonably practicable following the Launch Date and adjusted thereafter as reasonably necessary and as reasonably agreed to by AMD Member and the Company and, during the 4-Year Period, with the consent of Fujitsu Member, which consent shall not be unreasonably withheld or delayed (the “Black-Scholes Value”). The Black-Scholes Value of such stock options payable by the Company to AMD shall initially be reduced by fifteen (15%) percent (the “Discounted Black-Scholes Value”) to take into account the likelihood that optionees of a Company Entity will forfeit and/or fail to exercise a certain number of the stock options issued by AMD. AMD Member and Fujitsu Member shall meet on or about June 30 each year to consider adjustments to the payments made to AMD for stock options granted by AMD to employees of a Company Entity. Factors for adjustments to such payments to AMD include, but are not limited to, the employee turnover rate at a Company Entity, the accounting and tax treatment of the option grants and payments to AMD and the method for determining the value of the AMD stock options. The Company will pay AMD the Discounted Black-Scholes Value of a stock option in sixteen (16) equal quarterly installments plus interest at the applicable federal rate determined in accordance with Section 1274(d) of the Code. The payment of such quarterly installments shall commence on the last day of the quarter following the quarter in which the stock option was granted. AMD will consult with the HR Council with respect to stock option grants and will consider the following factors when considering stock option grants:

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(a) whether the eligible employee is U.S.-based or Japan-based, it being understood that U.S.-based employees may receive a greater number of options than equivalent Japan-based employees, provided, however, that Japan-based executives at the level of Corporate Director and above will be eligible to receive the same number of stock options as their U.S.-based counterparts; and

(b) that all eligible employees on the U.S. payroll at a similar level of employment will have an equitable opportunity to receive option grants, regardless of whether the employee previously worked for AMD, FASL (Japan) or Fujitsu;

provided, however, that the actual grant to any employee will reflect such employee’s individual performance.

7.16.2 Merger or Acquisition of the Company or AMD.

(a) In the event of any merger, acquisition, consolidation or similar transaction to which the Company is a party (a “Company Transaction”) and in which the AMD stock options issued to Company Entity employees are assumed by a successor entity pursuant to the Company Transaction, the Company shall pay any remaining installments of the Discounted Black-Scholes Value of the options to such successor entity rather than AMD on the same terms and at the same times as set forth in Section 7.16.1.

(b) In the event of any merger, acquisition, consolidation or similar transaction to which AMD is a party (an “AMD Transaction”) and in which the AMD stock options issued to Company Entity employees are assumed by a successor entity pursuant to the AMD Transaction, the Company shall pay any remaining installments of the Discounted Black-Scholes Value of the options to such successor entity rather than AMD on the same terms and at the same times as set forth in Section 7.16.1.

(c) If, in connection with a Company Transaction or an AMD Transaction, the AMD stock options terminate, notwithstanding Section 7.16.1 above, the Company shall not be required to pay any remaining installments of the Discounted Black-Scholes Value of such terminated options to AMD or to any other Person.

7.16.3 Stock Option Allocation. Within thirty (30) days after the Launch Date, AMD shall grant AMD stock options to certain of the employees of the Company and other Company Entities including those who previously worked for Fujitsu and FASL (Japan). Without limiting the generality of the foregoing, such AMD stock options to be issued to such employees ranking at levels equal to and above manager shall be based on the allocation schedules set forth on Exhibit G-1 and Exhibit G-2.

7.17	Maintenance of Insurance

7.17.1 During the term of the Company, the Company shall maintain (and shall maintain on behalf of each other Company Entity or shall cause each other Company Entity to maintain on its own behalf), with financially sound and reputable insurers, customary levels of

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

workers’ injury general liability insurance, automobile liability insurance and property damage insurance naming the Company, Fujitsu and AMD (and their applicable Affiliates) as “Additional Insureds” thereunder and other insurance with respect to liabilities, losses or damage to the assets, properties and businesses of the Company and the other Company Entities as would be customarily carried or maintained under similar circumstances by entities of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for entities engaged in similar businesses. Within thirty (30) days after the Launch Date and on an annual basis thereafter at least ten (10) days prior to each policy anniversary, the Company shall furnish the Members with (a) certificates of insurance or binders, in a form reasonably acceptable to all of the Members, evidencing all of the insurance required by the provisions of this Section 7.17 and (b) a schedule of the insurance policies held by or for the benefit of the Company Entities. Upon request, the Company will promptly furnish either of the Members with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Company Entities. The schedule of insurance shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies. Within thirty (30) days after the Launch Date, the Company shall provide to each of the Members a certificate from the Company’s insurance broker or other evidence satisfactory to them that all insurance required to be maintained pursuant to this Section 7.17 is in full force and effect and that each of the Members has been named as a “Additional Insured” thereunder.

7.17.2 The Company shall maintain (and shall maintain on behalf of each other Company Entity or shall cause each other Company Entity to maintain on its own behalf) with financially sound and reputable insurers, overseas travel insurance and special event personal injury insurance.

7.18	Inspections and Proceedings

In the event that (a) any of the Company’s (or any other Company Entities’) plants are subject to inspection by any Governmental Authority, (b) any material action, suit, claim, hearing, arbitration, proceeding (public or private), audit or investigation is brought by or against any Company Entity, (c) there is a recall of any of the Company’s products, or (d) the Company receives any default or demand notice relating to any material debt obligation of the Company or under any other material contract of the Company, the Company shall provide prompt written notice of any such events to each of the Members.

7.19	Confidential Information

7.19.1 Obligations. The parties acknowledge and agree that all proprietary or nonpublic information disclosed by one party (the “Disclosing Party”) to another party (the “Receiving Party”) in connection with the Transaction Documents (as defined in the Contribution Agreement), directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 7.19.1 shall survive any dissolution of the Company and/or termination of this Agreement.

7.19.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

7.19.3 Tax Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each Member or its Affiliates shall be permitted to disclose the tax treatment and tax structure of the Company effective on the Launch Date. This permission to disclose includes the ability of each Member or its Affiliates to consult, without limitation of any kind, any tax advisor regarding the tax treatment or tax structure of the Company. This provision is intended to comply with Section 1.6011-4(b)(3)(ii)(B) of the Regulations and shall be interpreted consistently therewith. The Members acknowledge that this written authorization does not constitute a waiver by any party of any privilege held by such party pursuant to the attorney-client privilege or the confidentiality privilege of Code Section 7525(a).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

7.20	Other Activities

Except as otherwise provided in the Non-Competition Agreement, the Members, their respective Affiliates and the Managers may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. Neither the Company nor any Member, Affiliate of a Member, or Manager shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member or its Affiliates (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper so long as such pursuit is not in violation of the Non-Competition Agreement.

ARTICLE 8.

OPERATIONS

8.1	4-Year Operations Plan; Annual Budget

8.1.1 Formulation and Approval. The Company will operate in accordance with a rolling four (4)-year Operations Plan (the “4-Year Operations Plan”), which Plan shall be initially developed and agreed upon by Fujitsu and AMD, and amended from time to time by the Company and in no event less than annually in order to ensure that the Plan covers, at the end of each Fiscal Year looking forward, a four (4)-year period. The Board of Managers will be responsible for approving an annual budget (the “Annual Budget”) presented by Officers of the Company on an annual basis. Officers of the Company will also present to the Board of Managers on a quarterly basis a rolling quarterly operating plan (the “Rolling Quarterly Plan”) of at least six (6) fiscal quarters, the first four (4) fiscal quarters thereof to be consistent in all material respects with the Annual Budget when such first four (4) fiscal quarters are the same as those covered in the Annual Budget. The Rolling Quarterly Plan shall be prepared in a manner consistent with the Company’s financial statements and GAAP. Each of the Annual Budget and the Rolling Quarterly Plan shall describe the financing, research and development, general and administrative and marketing activities for the relevant time period covered.

8.1.2 Expenditures Requiring Approval. The following Company expenditures shall require approval by the Board of Managers:

(a) any Capex which would cause any specific sub-category of capital expenditures set forth in the Annual Budget to be exceeded by more than ten million dollars (U.S.$10,000,000); and

(b) any expenditure which would cause the aggregate amount spent during any Fiscal Year on any Capex, G&A cost or R&D costs to exceed the amounts budgeted therefor by greater than ten percent (10%).

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

8.2	Headquarters

The Company’s world headquarters shall initially be in Sunnyvale, California.

8.3	Wafer Fabrication

The Company shall initially conduct wafer fabrication at Fab 25 in Austin, Texas. In addition, FASL (Japan) will initially conduct wafer fabrication by contract to the Company at JV1, JV2 and JV3.

8.4	Assembly, Test, Marking and Packaging

The Company’s wholly owned subsidiaries in Thailand, Malaysia and China shall initially conduct assembly, test, mark and pack by contract to the Company.

8.5	Product Design

The Company shall initially conduct product design and development work at facilities located in Sunnyvale, California and Austin, Texas; the Company’s wholly owned subsidiaries or Affiliates of the Members in Penang, Malaysia, Hong Kong, and Tokyo and Kozoji, Japan shall initially conduct product design and development work by contract to the Company.

8.6	Contracting; Transactions Between Company and Members.

8.6.1 Company Option. The Company may, at its option, contract to its subsidiaries or to AMD and/or Fujitsu (or their respective Affiliates) on a cost-plus basis any business operations of the Company, including (a) wafer fabrication, (b) other manufacturing processes, (c) assembly, test, mark and pack and (d) research and development. The Company may also, at its option, contract to AMD or Fujitsu or their respective Affiliates other activities agreed upon by the Company and AMD or Fujitsu or their respective Affiliates, on a cost-plus basis, including certain types of package research and development, module and integration research and development, and various administrative functions, such as payroll, IT, legal, financial reporting and tax. The Company may also engage third party contractors in its discretion.

8.6.2 Contract Terms. Without limiting Sections 7.7 and 7.8:

(a) the terms of any contract, agreement or arrangement into which the Company enters will be determined between the Company and the respective counter-party(ies);

(b) the terms of any contract, agreement or arrangement between any Company Entity, on the one hand, and any other Company Entity, a Member, or any Affiliate of a Member, on the other hand, shall be on an arm’s length basis;

(c) any contracts, agreements or arrangements between (i) any Company Entity and AMD or an Affiliate of AMD on the one hand, and (ii) any Company Entity

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

and Fujitsu or an Affiliate of Fujitsu on the other hand, that are of a similar nature shall be on substantially similar terms, unless there is a reasonable commercial basis for any difference, such as differing purchase volumes or other reasonable commercial differences; and

(d) in no event shall any counter-party to a contract, agreement or arrangement be permitted to enter into contracts, agreements or arrangements on behalf of, or otherwise legally bind or act in a manner that is legally binding on, the Company.

(e) any contracts, agreements or arrangements between any Company Entity, on the one hand, and AMD or an Affiliate of AMD or Fujitsu or an Affiliate of Fujitsu, on the other hand, or any amendment, supplement or other modification thereof or thereto, shall in each case be subject to the approval of the Board of Managers.

8.7	Access to Company Facilities

AMD or Fujitsu may gain access to the Company’s facilities and assets (and the Company shall cause the other Company Entities to provide such access) in the course of their businesses, on a case-by-case basis, subject to arrangement with the Company and approval by the Board of Managers and subject to Section 7.19.

8.8	Inventory

An appropriately designated employee of the Company shall have responsibility for managing the Company’s inventory and shall manage such inventory in a manner that is consistent with prudent business operations and cash management. Notwithstanding anything to the contrary in the foregoing, the Company’s overall target unit inventory will be the amount of product in the process of being manufactured and the amount of finished product (including products consigned to a distributor) which have an aggregate value determined in accordance with the Company’s standard accounting practices that does not exceed the aggregate manufacturing cost determined in accordance with the Company’s standard accounting practices of products set forth in the Company’s written product forecasts, taking into account the Distributors’ written forecasts, for the **** (the “Target”), provided that the Company may create variances from the Target based on various factors, including, without limitation, extraordinary circumstances relating to demand shortfalls or opportunities, quick-turnaround business, obsolete or customized product, product warranty returns or stock rotation and die-bank reserve (“Variances”). An appropriately designated employee of the Company will report on the existing inventory level to the Board of Managers from time to time as part of its normal financial reporting activities, but in no event less frequently than quarterly. As part of such reports, if any Variance exists, such employee shall explain such Variance to the Board of Managers, and the Board of Managers may request that the Company take corrective action that it deems to be consistent with prudent inventory management (and taking into account the financial impact on the Company). In the event that any Variance (constituting excess inventory) is greater than **** of the Target, such employee shall recommend action to the Board of Managers designed to eliminate such Variance, and the Board of Managers shall (a) in good faith require that the Company take action designed to eliminate such Variance (which

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

may, but shall not be required to, include the actions recommended by an appropriate Officer), and (b) take any other action the Board of Managers deems appropriate.

8.9	Quarterly Beginning Plan

The Company, using as a basis the Forecasts (as defined in the AMD Distribution Agreement and the Fujitsu Distribution Agreement (the “Distribution Agreements”)) by the Distributors, shall forecast and plan production quarterly for the current fiscal quarter and the subsequent five (5) fiscal quarters. The outcome of this forecasting and planning process shall be referred to as the “Quarterly Beginning Plan” or “QBP”.

8.9.1 At least seventy-five (75) days prior to the beginning of each fiscal quarter, the Company shall develop and provide each Distributor with a forecasting template (the “Quarterly Beginning Plan Template” or “QBP Template”) in a form to be agreed by the Company and each Distributor, which sets forth the Company’s Products (as defined in the Distribution Agreements) for each Technology (as defined in the Distribution Agreements) for such fiscal quarter and each of the subsequent five (5) fiscal quarters. The Company may modify the QBP Template in reasonable respects.

8.9.2 The QBP shall be developed as follows: (i) on or before the end of the last week of the first month of each fiscal quarter, each Distributor shall complete the QBP Template and provide the Company with a non-binding forecast of its projected Product needs for each of the five (5) fiscal quarters following such fiscal quarter (collectively, the “Parent Forecasts”); (ii) promptly after the Company receives the Parent Forecasts, the Company will organize each of the Parent Forecasts on a Technology-by-Technology basis and to reflect a forecast for each Product within a particular Technology; (iii) the Company shall use the Parent Forecasts and the Product allocation rules, as described in the Distribution Agreements, to produce a preliminary QBP using commercially reasonable efforts to utilize available and approved incremental capacity to meet the Parent Forecasts; and (iv) if a Distributor fails to submit the forecast in a timely manner Company shall be under no obligation to consider such Distributor’s forecast in the QBP.

8.9.3 The preliminary QBP shall be distributed as soon as is practical to the Distributors for review and comment. If no comments are received within ten (10) Business Days after the distribution of the preliminary QBP, the preliminary QBP shall be deemed adopted.

8.9.4 If requested by either Distributor, the Company shall meet with the Distributors (jointly or separately) as soon thereafter as is reasonably practical, at a time and location to be mutually agreed by each Distributor and the Company, to discuss the preliminary QBP to resolve any conflicts regarding Parent Forecasts in light of the Company’s then-current estimates of production capacity (taking into account the Company’s then-current estimates of wafer yield, die yield, cycle time and production capacity, which estimates shall be provided to the Distributors, on a on a Technology-by-Technology basis, at least ten (10) days prior to such meeting) for each of the succeeding five (5) fiscal quarters. At these meetings, each Distributor may (i) submit a revised demand Forecast which prioritizes such Distributor’s Product demand

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

within such Distributor’s Product allocations as set forth in its respective Distribution Agreement or (ii) request additional Capacity as set forth in its respective Distribution Agreement. The Company may request each Distributor to provide specific documentation to support the requested change in either (i) or (ii) above, which each Distributor shall reasonably provide. The Company shall consider any requests and supporting documentation of the Distributors in the revision to the preliminary QBP. The Company shall have sole responsibility in the determination of the final QBP.

8.9.5 Thereafter, and in any event at least fifteen (15) days before the end of such fiscal quarter, the Company shall present the final QBP developed as provided above to the Board of Managers for approval.

8.9.6 Nothing in this Section 8.9 shall be deemed to modify in any respect the Product allocation rights and rules set forth in the Distribution Agreements.

8.10	Branding

Each product sold by the Company will have a single product brand and logo, regardless of whether such product is sold by AMD, Fujitsu or any other distributor or sales representative appointed by the Company in accordance with Sections 2.2 and 14 of the Fujitsu Distribution Agreement or Sections 2.2 and 14 of the AMD Distribution Agreement. The Company will coordinate product branding and logo activities with the branding activities of Fujitsu and AMD. Subject to the foregoing, the Company shall have sole responsibility for all product branding matters. The Company will bear all of its costs and expenses incurred in connection with Product branding.

8.11	FASL (Japan)

8.11.1 FASL (Japan) Purpose. During the 4-Year Period, the Company shall cause FASL (Japan)’s headquarters to be in Tokyo and FASL (Japan)’s functions to include: (a) marketing (for Japan and Asia in coordination with the Company’s marketing personnel); (b) manufacturing (for the world-wide market); (c) research and development (for the world-wide market); and (d) administrative.

8.11.2 President. FASL (Japan) shall have one (1) president or similarly titled executive officer, who shall (a) be the chief executive officer of FASL (Japan), (b) have the authority and responsibility of a representative director (daihyou torishimariyaku) under the Japanese Commercial Code and (c) be responsible for the day-to-day operations of FASL (Japan), including with respect to employment related matters. Such executive officer shall also be appointed as an Executive Officer of the Company, and in such capacity shall be invited to attend Company meetings involving all of the Officers. Such executive officer shall initially be selected by Fujitsu and, for so long as Fujitsu holds at least a 30% Membership Interest, the Company shall cause the appointment of any successor thereto to be subject to the approval of Fujitsu, which approval shall not be unreasonably withheld or delayed.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 9.

DISPOSITION AND TRANSFERS OF INTERESTS

9.1	Holding of Membership Interest

For so long as AMD or Fujitsu, directly or indirectly, maintains a Membership Interest in the Company, AMD or Fujitsu, as applicable, must own and hold such Membership Interest either (a) itself or (b) through one or more wholly owned (including indirect wholly owned) subsidiaries.

9.2	Transfer Moratorium

Except with respect to a breach of this Agreement as provided for in Section 10.6.2(a), until the expiration of ****, no Member may Transfer all or any portion of its Membership Interest to any other Person, nor shall AMD or Fujitsu sell or transfer, or allow to be sold or transferred, or in any way dispose of its ownership interest, either direct or indirect, of any wholly owned subsidiary (including any wholly owned indirect subsidiary) that owns, directly or indirectly, the Membership Interests held by AMD Member or Fujitsu Member, respectively; provided, however, that in the event that Fujitsu or AMD experiences a Change in Control at any time before the expiration of ****, such restrictions shall cease to apply to AMD Member (in the case of a Change in Control of Fujitsu) or Fujitsu Member (in the case of a Change in Control of AMD) and the applicable Member shall have the immediate right to Transfer any portion of its Membership Interest (whether by directly Transferring such portion of its Membership Interest, or by selling, transferring or otherwise disposing of its ownership interest of any wholly owned subsidiary (including wholly owned indirect subsidiaries) that owns, directly or indirectly, such portion of its Membership Interest)), in accordance with the procedures set forth in Section 9.3.

9.3	Transfers

After the expiration of **** or to the extent otherwise permitted under Section 9.2, a Member may Transfer any portion of its Membership Interest to any other Person, subject to this Section 9.3. In addition, together with any Transfer of any Membership Interests to any Person in accordance with this Section 9.3, a Member may Transfer to such Person a portion of its interest in any promissory note (whether or not convertible) issued to such Member by the Company, provided that such portion does not exceed the portion of such Member’s Membership Interest Transferred to such Person at such time.

9.3.1 Valuation Request. A Member wishing to Transfer all or part of its Membership Interest (a “Transferring Member”) must provide a notice to the other Member requesting a valuation of the Company (the “Valuation Request”). Promptly following such request, the Members shall jointly obtain both an Initial Public Offering (market value) valuation (“IPO Valuation”) and a Discounted Cash Flow valuation (“DCF Valuation” and, together with the IPO Valuation, the “Valuations”), in accordance with this Section 9.3, the costs of which shall be shared equally between the Members; provided, however, in the event that the Transferring Member determines, after receipt of the last completed Valuation, not to Transfer

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

all or part of its Membership Interest pursuant to the process set forth in this Section 9.3, such requesting Member shall bear the entire cost of the Valuations.

9.3.2 IPO Valuation. Within ten (10) days from the date of receipt of the Valuation Request, each Member shall provide the other Member with a list of the names of any investment banks, accounting firms or valuation specialists hired or used by such Member or its Affiliates (including for this purpose, in the case of AMD Member, any Company Entity) for valuation of the Company or a material portion of its assets at any time after the date commencing twelve (12) months prior to the Launch Date and continuing through the Valuation Request date. Within fifteen (15) days from the date of receipt of the Valuation Request, the Members shall mutually select a Qualified Valuator to conduct the IPO Valuation. Each Member shall use reasonable efforts to cause the IPO Valuation to be completed within thirty (30) days following the selection of the Qualified Valuator. The Qualified Valuator shall only have a minimal role (or no role) in any Initial Public Offering of the Company’s shares which results from the sale process set forth in this Section 9.3. The IPO Valuation shall be based, among other things, upon the then-current 4-Year Operations Plan, which shall be updated by the Company in order to take into account (a) changes in market conditions, (b) management’s best assessment of the Company’s prospects at the time of the Valuation Request, (c) the impact on the business of the Transferring Member reducing its Percentage Interest and (d) the costs that would need to be incurred by the Company in order to make the Company a stand alone entity. The Qualified Valuator shall finalize a price range on a per-share basis for the Membership Interests of the Company (assuming an offering size of at least one hundred million dollars (U.S.$100,000,000) in gross proceeds) that could reasonably be expected to be obtained in an Initial Public Offering of the Company’s shares, and shall submit to each Member a formal valuation opinion that has been approved by the Qualified Valuator’s valuation/fairness committee. For purposes of this Section 9.3, the per share valuation amount of the IPO Valuation shall be the low-point of the Qualified Valuator’s price range. Also for purposes of this Section 9.3, the term “share” as used herein refers to the applicable Unit (or a share of equity securities if the Company were converted from a limited liability company to a corporation).

9.3.3 Discounted Cash Flow Valuation. Within fifteen (15) days from the date of receipt of the Valuation Request, the Members shall mutually select a Qualified Valuator, different than the Person selected to perform the IPO Valuation in Section 9.3.2, to conduct the DCF Valuation. Each Member shall use reasonable efforts to cause the DCF Valuation to be completed within thirty (30) days following the selection of the Qualified Valuator. The DCF Valuation shall be based, among other things, upon the then-current 4–Year Operations Plan (which shall have been updated by the Company in accordance with Section 9.3.2). The DCF Valuation shall finalize a valuation range on a per share basis for the Membership Interests of the Company, and shall submit to each Member a formal valuation opinion that has been approved by the Qualified Valuator’s valuation/fairness committee. For purposes of this Section 9.3, the per share valuation amount of the DCF Valuation shall be the low-point of the Qualified Valuator’s valuation range.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

9.3.4 Review Period. Both Valuations shall be provided to each Member. The Transferring Member shall have a period of thirty (30) days from receipt of the last completed Valuation in which to review the Valuations, and determine whether it wishes to Transfer all or any part of its Membership Interest.

9.3.5 Offer. If the Transferring Member decides to sell all or any part of its Membership Interest, then within the thirty (30)-day period referred to in Section 9.3.4, the Transferring Member shall provide a written notice (the “Offer Notice”) to the Non-Transferring Member setting forth the Transferring Member’s binding offer to sell all or a part of its Membership Interest to the Non-Transferring Member. The Offer Notice shall include the following: (a) the number of Units that the Transferring Member desires to sell (the “Transfer Shares”); and (b) the lower of the IPO Valuation per share valuation amount and the DCF Valuation per share valuation amount, as each such amount is determined in accordance with Sections 9.3.2 and 9.3.3 (the “Valuation Amount”).

9.3.6 Right of First Refusal. The Non-Transferring Member will have the right, for a period of sixty (60) days following the receipt of the Offer Notice, to elect to purchase the Transfer Shares at a per share price equal to the Valuation Amount (the “Right of First Refusal”). The Non-Transferring Member may assign this Right of First Refusal in whole or in part to a third party, provided that such third party must also exercise such assigned Right of First Refusal within such sixty (60)-day period. In the event that the third-party assignee exercises such Right of First Refusal within such sixty (60)-day period, such assignee shall complete the purchase of the Transfer Shares on the same terms and subject to the same conditions as the Non-Transferring Member; provided, however, that in no event shall the Transferring Member be obligated to offer financing in accordance with Section 9.3.8 to a third-party assignee. If the Non-Transferring Member and/or its assignee elect(s) to exercise the Right of First Refusal, it/they shall provide written notice to the Transferring Member within such sixty (60)-day period and shall consummate the purchase of the applicable Transfer Shares as promptly as practicable thereafter.

9.3.7 Manner of Exercise. The Right of First Refusal must be exercised by the Non-Transferring Member and/or its assignee(s) with respect to all or none of the Transfer Shares that represent up to and including ten percent (10%) of the outstanding shares of the Company. If the Transfer Shares constitute more than ten percent (10%) of the Company’s outstanding shares, then, if exercised, the Right of First Refusal must be exercised by the Non-Transferring Member and/or its assignee(s) with respect to no less than the portion of the Transfer Shares that constitutes ten percent (10%) of the Company’s outstanding shares. To the extent that the Non-Transferring Member and/or its assignee(s) elect(s) to not exercise the Right of First Refusal, the Transferring Member shall have the right, but not the obligation, to sell the unsubscribed Transfer Shares pursuant to one of the methods described in Sections 9.3.9 or 9.3.10 below. For purposes of this Section 9.3.7, the percentage of outstanding shares being sold shall be the quotient obtained by dividing (a) the sum of the Transfer Shares being offered for sale plus all shares sold previously by the Transferring Member during a rolling two (2) year period measured from the date of the Valuation Request, by (b) the number of shares outstanding on the date of the Offer Notice.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

9.3.8 Financing. The Transferring Member shall be required, at the Non-Transferring Member’s request, to finance **** of the Non-Transferring Member’s aggregate purchase price of any Transfer Shares that represent in excess of five percent (5%) of the total number of shares of the Company outstanding as of the date of the Offer Notice. For the avoidance of doubt, the Transferring Member shall not be required to finance any portion of the aggregate purchase price paid for the Transfer Shares by any third-party assignee who has elected to purchase some or all of the Transfer Shares in accordance with Section 9.3.6. In addition, in the event that the Transferring Member has previously Transferred shares, once the Transferring Member has cumulatively transferred to the Non-Transferring Member (but not its assignee) an amount of its Membership Interest that constitutes five percent (5%) of the Company’s outstanding shares, all subsequent transfers of additional shares by the Transferring Member to the Non-Transferring Member shall be subject to the financing provisions set forth in this Section 9.3.8. Financing shall be in the form of a three (3)-year note (the “Financing Note”), issued by the Non-Transferring Member to the Transferring Member, with the following terms:

(a) Interest on the Financing Note shall be paid quarterly in arrears, with interest to accrue quarterly at a rate per annum equal to ninety (90)-day LIBOR (adjusted as of the first business day of each fiscal quarter to reflect then-current ninety (90)-day LIBOR) plus a credit spread for companies comparable to AMD or Fujitsu, as applicable, as mutually determined by (a) AMD Member, (b) Fujitsu Member and (c) two (2) investment banks (one (1) selected by each of AMD Member and Fujitsu Member) retained for the purpose of assisting with such determination; provided, however, that in no event shall the interest rate be greater or less than two hundred (200) basis points from the initial interest rate of the Financing Note. Interest will be calculated on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

(b) Principal on the Financing Note shall be paid as follows:

(1) On the first anniversary of the Financing Note, principal shall be repaid in an amount equal to the lesser of:

(A) the Percentage Sold multiplied by net income (as shown on the most recent Company financial statements, consistent with GAAP) for the most recently completed twelve (12) months; and

(B) the amount of cash paid and distributed (or the maximum amount of cash legally available for payment and/or distribution, even if not actually paid or distributed) to the Non-Transferring Member during the most recently completed twelve (12) months in accordance with Section 5.1, provided, however, that (1) with respect to Section 5.1.1(a), cash shall be treated as paid and distributed (or legally available for payment and/or distribution) only to the extent that the Non-Transferring Member is able to use net operating losses to offset any taxable income allocable to such party, and (2) with respect to Section 5.1.2(a), cash shall be treated as paid and distributed (or legally available for payment and/or distribution) only to the extent such payments are in respect of loans from the Non-Transferring Member to the Company.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(2) On the second anniversary of the Financing Note, principal shall be repaid in an amount equal to the lesser of:

(A) the Percentage Sold multiplied by net income (as shown on the most recent Company financial statements, consistent with GAAP) for the most recently completed twelve (12) months; and

(B) the amount of cash paid and distributed (or the maximum amount of cash available for payment and/or distribution, even if not actually paid or distributed) to the Non-Transferring Member during the most recently completed twenty-four (24) months in accordance with Section 5.1 (provided, however, that (1) with respect to Section 5.1.1(a), cash shall be treated as paid and distributed (or legally available for payment and/or distribution) only to the extent that the Non-Transferring Member is able to use net operating losses to offset any taxable income allocable to such party, and (2) with respect to Section 5.1.2(a), cash shall be treated as paid and distributed (or legally available for payment and/or distribution) only to the extent such payments are in respect of loans from the Non-Transferring Member to the Company), less any amounts paid to the Transferring Member pursuant to Section 9.3.8(b)(1).

(3) On the third anniversary of the Financing Note, the outstanding principal balance of the Financing Note (together with interest thereon and all other amounts due thereunder) shall be repaid in full.

(c) For purposes of this Section 9.3.8, “Percentage Sold” shall be calculated by dividing (A) the number of shares being acquired by the Non-Transferring Member by (B) the total number of shares outstanding on the date of the Offer Notice.

(d) Repayment of the Financing Note shall be secured by a first-priority, perfected security interest over all the Transfer Shares being sold by the Transferring Member to the Non-Transferring Member. The Non-Transferring Member and the Transferring Member (if retaining any Membership Interest in the Company) shall execute and deliver all documents, and take all other actions, necessary to perfect and maintain the Transferring Member’s first-priority security interest in such Transfer Shares.

(e) If the Non-Transferring Member sells any portion of its Membership Interest while there is still any amount outstanding under the Financing Note, then the Non-Transferring Member will be deemed to have first sold the Transfer Shares, and the Financing Note shall be immediately prepaid to the extent of all proceeds from such sale.

9.3.9 Third Party Sales. If the Right of First Refusal is not exercised with respect to any portion of the Transfer Shares by the Non-Transferring Member and/or its assignee(s), then the Transferring Member shall have the right, but not the obligation, to attempt to sell the unsubscribed Transfer Shares to a third party pursuant to the following process. For the avoidance of doubt, the Transferring Member shall not have the right to proceed to the Public Offering process set forth in Section 9.3.10 before fully completing the third-party sale process set forth in this Section 9.3.9, unless otherwise consented to by the Non-Transferring Member.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(a) As the initial step in the process, the Members shall jointly prepare an initial list of qualified potential acquirers (each, a “Potential Acquirer”, and collectively, the “Potential Acquirers”) of the unsubscribed Transfer Shares. For the avoidance of doubt, the list of Potential Acquirers shall be subject to the approval of the Non-Transferring Member, such approval not to be unreasonably withheld.

(b) Upon completion of the initial list of Potential Acquirers (such date of completion, the “Offer Commencement Date”), the Transferring Member may then offer the applicable Transfer Shares for sale to any or all of the Potential Acquirers. The Members will participate in a joint sale process, but in no event shall the Non-Transferring Member have the right to participate in the Transferring Member’s negotiations with any Potential Acquirer.

(c) Each Potential Acquirer shall have a period of sixty (60) days from the Offer Commencement Date (the last day of such period, the “Initial Bid End-Date”) in which to submit an initial non-binding bid for the applicable Transfer Shares (or a shorter period if both Members determine in good faith that further bona fide bids are not reasonably likely to be received before the end of such sixty (60)-day period).

(d) Each Potential Acquirer that has submitted an initial bid shall have a period of thirty (30) days, or up to sixty (60) days, at the Non-Transferring Member’s option, if the Non-Transferring Member determines in good faith that such extension is warranted to accommodate a bona fide bidder, from the Initial Bid End-Date in which to submit a final bid for the applicable Transfer Shares (the last day of such period, the “Final Bid End-Date”).

(e) The Transferring Member shall have a period of twenty (20) days, or up to thirty (30) days, at the Non-Transferring Member’s option, if the Non-Transferring Member determines in good faith that such extension is warranted to accommodate a bona fide bidder, from the Final Bid End-Date in which to consummate the sale of the applicable Transfer Shares (the last day of such period, the “Sale End-Date”).

(f) The Members may mutually agree to extend any of the time periods set forth above.

(g) No sale of the applicable Transfer Shares to a Potential Acquirer shall be effected except at a value that is equal to or greater than the Valuation Amount. In addition, in the event that the sale of the applicable Transfer Shares by the Transferring Member to a Potential Acquirer includes the transfer of strategic and/or governance rights relating to the Company and/or the Non-Transferring Member (including rights relating to the appointment of Managers (Section 7.2), and the matters requiring a Special Vote (Section 7.7) (i.e., any rights in excess of Economic Rights)), such sale shall be subject to the approval of the Non-Transferring Member, such approval not to be unreasonably withheld.

9.3.10 Public Offering. If no bids are received at either the Initial Bid End-Date or the Final Bid End-Date with a per share purchase price at least equal to the Valuation Amount, or if the sale of the applicable Transfer Shares is not able to be consummated by the Sale End-Date, then the Transferring Member shall have the right, but not the obligation, to sell the

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

applicable Transfer Shares through the following underwritten public offering process (a “Public Offering”).

(a) If the Transferring Member desires to sell the applicable Transfer Shares in a Public Offering, the Transferring Member must provide the Company with written notice requesting that the Company file a registration statement under the Securities Act covering the registration of the applicable Transfer Shares, within fifteen (15) days from the last to occur of (i) the Initial Bid End-Date, if no bona fide bids are received with a per share purchase price at least equal to the Valuation Amount, (ii) the Final Bid End-Date, if no bona fide final bids are received with a per share purchase price at least equal to the Valuation Amount, and (iii) the Sale End-Date, if the sale of the applicable Transfer Shares is not able to be consummated by the Sale-End Date.

(b) Upon receipt of such notice from the Transferring Member, the Company will promptly, and in no event less than ten (10) days of the receipt thereof, give written notice of the Transferring Member’s request to the Non-Transferring Member. The Non-Transferring Member shall, subject to the conditions set forth herein, have the right, by giving written notice to the Company within fifteen (15) days after receipt of the Company’s notice, to include in such Public Offering such of its shares as it elects in such notice to the Company (the Transferring Member and the Non-Transferring Member, if it elects to include some or all of its shares in the Public Offering, are referred to collectively as the “Selling Members” and individually as a “Selling Member”). The Company shall also have the right, subject to the conditions set forth herein, to include in such Public Offering any number of shares as it so elects.

(c) The right of any Selling Member to include its shares in such registration will be conditioned upon such Selling Member’s participation in the underwriting and the inclusion of such Selling Member’s shares in the underwriting to the extent provided herein. Each Selling Member proposing to distribute its shares through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting in accordance with Section 9.3.10(g).

(d) Notwithstanding anything to the contrary in the foregoing, if the managing underwriter advises the Company that the total amount of shares requested to be included in the Public Offering exceeds the amount that the underwriter in its discretion determines is compatible with the success of the Public Offering, then the Company will so advise each Selling Member that would otherwise have shares included in such Public Offering pursuant hereto, and the shares that may be included in the underwriting will be as follows (in the following order of priority): first, the applicable Transfer Shares; second, the shares included for sale by the Non-Transferring Member; and third, the shares included for sale by the Company. For the avoidance of doubt, no Transfer Shares shall be excluded unless and until all other shares of the Non-Transferring Member and the Company have been excluded. Any shares excluded or withdrawn from such underwriting will be withdrawn from the registration

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(e) The Non-Transferring Member (if it is not also a Selling Member) shall have the right to purchase its pro-rata portion (based on its Percentage Interest at the time of the Public Offering) of the shares being sold in the Public Offering.

(f) When required to effect the registration of any shares pursuant to this Section 9.3.10, the Company will, as expeditiously as possible (provided that if the Company furnishes to the Member(s) requesting such registration a copy of a resolution of the Board of Managers certified by the Secretary of the Company stating that in the good faith judgment of the Board of Managers it would be seriously detrimental to the Company and its Members for such registration statement to be filed at such time, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for registration, provided further that such request may not be exercised more than one time in any twelve (12) month period):

(1) prepare and file with the SEC a registration statement with respect to the applicable Transfer Shares (and the other shares included by the other Selling Members and/or the Company) and use commercially reasonable efforts to cause such registration statement to become effective as expeditiously as possible, and keep such registration statement effective until the distribution contemplated in the registration statement has been completed, provided that prior to the filing of the registration statement with the SEC, the Company will have furnished counsel for each Member with copies of all documents proposed to be filed and obtained the approval of such counsel, which approval shall not be unreasonably withheld or delayed, in respect of all disclosures therein relating to such Member;

(2) notify each Selling Member of the effectiveness of the registration statement and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all shares covered by such registration statement;

(3) furnish to each Selling Member (i) a draft copy of the registration statement and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of shares owned by it;

(4) use commercially reasonable efforts to (i) register and qualify the shares covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as may be reasonably requested by each Selling Member and do all other acts and things that may be necessary or desirable to enable the Selling Members to consummate their public sale or other disposition of the shares in such states, provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act, and (ii) cause such shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the disposition of such shares;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

(5) enter into and perform its obligations under the underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take such other actions as the underwriters reasonably deem necessary to expedite or facilitate the disposition of the shares (including, without limitation, effecting a stock split or combination or causing its officers to participate in “road shows”);

(6) notify each Selling Member covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation of any proceedings by any Person to such effect, and promptly use commercially reasonable efforts to obtain the release of such suspension, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading and promptly furnish to each Selling Member copies of a supplement or amendment of such prospectus as may be necessary to correct such misstatement or omission;

(7) cause all such shares registered pursuant hereunder to be listed on a national securities exchange or the Nasdaq National Market (or, if the Company’s shares are already listed, on each securities exchange on which similar securities issued by the Company are then listed);

(8) provide a transfer agent and registrar for all shares registered pursuant hereunder and a CUSIP number for all such shares, in each case not later than the effective date of such registration and use commercially reasonable efforts to cause the transfer agent to remove restrictive legends on the securities covered by such registration; and

(9) permit each Selling Member requesting such registration or their counsel, the managing underwriter, and the accountants and counsel to the underwriters, to conduct a due diligence investigation of Company, including, without limitation, the inspection of properties of the Company and financial and other records and corporate proceedings and access to Company management and the Company Accountant to supply all information reasonably requested by each Selling Member, underwriters and their counsel.

(g) Underwriters for the Public Offering shall be selected mutually by each Selling Member and the Company. Subject to Section 9.3.10(h), all expenses incurred by the Company in connection with registrations, filings and qualifications made for purposes of this Section 9.3.10, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printer and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by all Selling Members (and the Company, if the Company elects to include any shares in the Public Offering), on a pro rata basis based on the number of shares included in the Public Offering.

(h) If the managing underwriter advises the Company that consummation of the Public Offering requires that the Company convert from a limited liability company to a corporation, the Company will promptly take all actions, and the Members will

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

approve all actions and cause the Board of Managers to approve all actions, reasonably necessary or useful for such conversion effective immediately prior to the closing of the Public Offering. AMD Member shall bear all necessary attorneys’, accountants’ and filing fees and expenses and any sales and/or transfer taxes incurred by the Company in connection with the conversion of the Company from a limited liability company to a corporation as part of the Public Offering.

(i) Each Member shall furnish the Company and the managing underwriter with such information regarding itself, the shares held by it and such other information as reasonably requested by the Company or the managing underwriter in order to satisfy the requirements applicable to the registration of the Selling Members’ shares.

(j) Any Transfer Shares sold pursuant to a Public Offering shall only be sold at a per share price equal to or in excess of the Valuation Amount. If such a minimum price cannot be obtained, then a Public Offering cannot be consummated, and the sale process shall conclude.

(k) In the event of a Public Offering, the Company and each Selling Member will enter an indemnification agreement, pursuant to which the Company and each Selling Member, to the fullest extent permitted by law, will agree to indemnify and hold harmless each other and certain other persons from and against certain claims, damages and expenses arising under applicable securities laws in connection with the Public Offering. Such indemnification agreement may, but need not, be included in the underwriting agreement referenced in clause (f)(5) of this Section 9.3.10 above and shall in any event contain usual and customary terms and conditions for such agreements.

9.4	Limitation on Number of Valuation Requests

Following submission of a Valuation Request, the requesting Member shall not have the right to submit another Valuation Request until one (1) year after the conclusion of the sale process relating to the submitted Valuation Request. However, in the event the Transferring Member submits a Valuation Request, but after receipt of the Valuations determines not to transfer any of its Membership Interest, such Transferring Member shall not have the right to submit another Valuation Request until two (2) years from the date of receipt of the last completed Valuation relating to the submitted Valuation Request.

9.5	Further Restrictions on Transfer

Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if:

9.5.1 except as provided in Section 9.3.10, such Transfer requires the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

9.5.2 such Transfer causes the Company to become a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

9.5.3 such Transfer subjects the Company to regulation under the Investment Company Act, the Investment Advisers Act or the Employee Retirement Income Security Act of 1974, as amended;

9.5.4 such Transfer results in a violation of Applicable Laws; or

9.5.5 such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest.

9.6	Rights of Assignees

Until such time, if any, as a transferee of any permitted Transfer pursuant to this Article 9 is admitted to the Company as a Substitute Member pursuant to Section 9.8: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member which Transferred its Membership Interest would be entitled, and (ii) to the fullest extent permitted by Applicable Law, such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if it has Transferred its entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

9.7	Admissions and Withdrawals

No Person shall be admitted to the Company as a Member after the Launch Date except in accordance with Section 9.8. Except as otherwise specifically set forth in Section 9.9, no Member shall be entitled to retire or withdraw from being a Member of the Company without the written consent of each other Member, which consent may be given or withheld in each Member’s sole and absolute discretion. No admission or withdrawal of a Member shall cause the dissolution of the Company. Any purported admission or withdrawal which is not in accordance with this Agreement shall be null and void.

9.8	Admission of Assignees as Substitute Members

9.8.1 Conditions. An Assignee shall become a Substitute Member immediately, upon the satisfaction of each of the following conditions:

(a) the assignor of the Interest Transferred sends written notice to the Board of Managers requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Percentage Interest Transferred by the Transferring Member to the Assignee, and the effective date of the Transfer;

(b) Except in connection with Transfers pursuant to Section 9.3, Members holding a majority of the Percentage Interests held by Non-Transferring Members with

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

respect to the Transfer consent in writing to such admission, which consent may be given or withheld in such Member’s sole and absolute discretion;

(c) the Company receives from the Assignee (i) an executed Joinder Agreement substantially in the form of Exhibit B, (ii) copies of any instruments of Transfer evidencing the Transfer and (iii) an executed counterpart of the Non-Competition Agreement; and

(d) Assignee’s receipt of its Membership Interest in compliance with the provisions of this Agreement.

9.8.2 Amendment. Upon the admission of any Substitute Member, Exhibit A shall be amended to reflect the name, address and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and Percentage Interest of the predecessor of such Substitute Member.

9.9	Withdrawal of Members

If a Member has Transferred all of its Membership Interest to one or more Assignees, then such Member shall be deemed to have withdrawn from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

9.10	Compliance With IRS Safe Harbor

The Board of Managers shall monitor the Transfers of interests in the Company to determine (i) whether such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, and (ii) whether additional transfers of interests would result in the Company being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The Board of Managers shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Company of transfers made on such markets and, except as otherwise provided herein, to ensure that at least one of the Safe Harbors is met.

ARTICLE 10.

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY;

EFFECT OF BREACH

10.1	Limitations

The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 10, and the parties hereto do hereby irrevocably waive, to the extent

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

permitted by Applicable Law, any and all other rights they may have to cause a dissolution, liquidation or termination of the Company or a sale or partition of any or all of the Company Assets in connection with such dissolution or liquidation.

10.2	Exclusive Causes

Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) by the election of all of the Members;

(b) the entry of a decree of judicial dissolution pursuant to §18-802 of the Act; or

(c) at any Member’s election, if the Company ceases operation for more than six (6) months unless due to force majeure.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 10.2 shall be a dissolution in contravention of this Agreement.

10.3	Effect of Dissolution

The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 10.5.1 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

10.4	No Capital Contribution Upon Dissolution

Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit Capital Account balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

10.5	Liquidation

10.5.1 Upon dissolution of the Company, the Board of Managers (or other Person(s) designated by a decree of court) shall act as the “Liquidators” of the Company. The Liquidators shall liquidate the Company Assets, and after allocating (pursuant to Article 6 of this

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) first, to (i) the payment of the obligations of the Company to third parties, including, but not limited to and on a pari passu basis, taxes, debts, lease and other payments to Persons other than Members or their Affiliates; (ii) the expenses of liquidation; and (iii) the setting up of any reserves for contingencies, debts or liabilities to Persons other than the Members or their Affiliates, whether the whereabouts of the creditor is known or unknown, which the Board of Managers may consider necessary;

(b) thereafter, amounts due to either Member or their respective Affiliates (other than a Company Entity) pursuant to intellectual property license agreements, consulting agreements, services agreements, subcontracting agreements, lease agreements and other similar agreements, but excluding any Member Debt Financing or Member Guaranteed Financing;

(c) thereafter, to the repayment, on a pari passu basis, of any Member Debt Financing or Member Guaranteed Financing;

(d) thereafter, to the setting up of any reserves for contingencies, debts or liabilities to Members or their Affiliates, which the Board of Managers may consider necessary; and

(e) thereafter, to the Members in proportion to the positive balances in the Members’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company’s taxable year during which such liquidation occurs, by the end of the taxable year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation.

10.5.2 Notwithstanding Section 10.5.1 of this Agreement, in the event that the Board of Managers determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Board of Managers, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or, subject to Section 5.5, distribute the Company Assets to the Members in kind (in accordance with the second sentence of Section 10.5.1).

10.6	Effect of Breach of Operations Shortfall Funding Requirement

Until the expiration of the 4-Year Period, either AMD Member’s or Fujitsu Member’s failure to fund its pro rata portion of (i) an Operations Shortfall Amount pursuant to Section 4.4 or (ii) any other financing required pursuant to the terms of this Agreement shall be a “Breach” (such Member so failing to fund, the “Breaching Member”). Upon the occurrence of a Breach, the non-breaching Member (the “Non-Breaching Member”) shall have the following rights and remedies:

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

10.6.1 Non-Material Breach: In the event of a Breach by the Breaching Member, the Non-Breaching Member shall have the following rights:

(a) without being deemed a Breach, the Non-Breaching Member may elect to withhold the funding of its pro rata portion of the Operations Shortfall Amount (the “Non-Breaching Member’s Amount”), or if the Non-Breaching Member elects to withhold the Non-Breaching Member’s Amount but has already advanced the Non-Breaching Member’s Amount to the Company, then AMD Member and Fujitsu Member shall cause the Company to refund the Non-Breaching Member’s Amount to the Non-Breaching Member; however, it is understood that AMD Member, Fujitsu Member and the Company shall reasonably agree upon a mechanism to prevent such an advance by a Non-Breaching Member; or

(b) Within ten (10) days of the Breach, the Non-Breaching Member may elect to fund the Non-Breaching Member’s Amount and a portion or all of the Breaching Member’s pro rata portion of the Operations Shortfall Amount (such amount actually funded by the Non-Breaching Member on behalf of the Breaching Member, the “Breaching Member’s Amount”). In exchange for funding the Breaching Member’s Amount, the Company will issue to the Non-Breaching Member a convertible note in the form attached hereto as Exhibit F (a “Breach Convertible Note”) with a principal amount equal to the Breaching Member’s Amount.

(1) Interest. Each Breach Convertible Note shall bear interest at a per annum rate described in Exhibit F.

(2) Ranking. Notwithstanding anything in Article 5 or any other provisions of this Agreement to the contrary, each Breach Convertible Note shall rank senior to all other amounts payable by the Company to the Breaching Member (other than payments in respect of Taxes in accordance with Section 5.1.1(a)). Accordingly, to the extent that any amounts are payable by the Company to the Breaching Member in respect of any other debt or distributions of any kind, such amounts shall be paid to the Non-Breaching Member to be applied (i) first, against accrued interest under the Breach Convertible Note and (ii) second, against outstanding principal under the Breach Convertible Note.

(3) Conversion. Notwithstanding the maturity date of any Breach Convertible Note, such Breach Convertible Note shall be convertible on or after the date that is the earlier of (a) the date of delivery of an Offer Notice by the Breaching Member and (b) the date first after the expiration of the Cure Period; provided, however, that when the Cure Period no longer applies, each Breach Convertible Note may be converted at any time on or after the date of issuance thereof. The Breach Convertible Note shall be convertible into that number of Units equal to one hundred twenty percent (120%) of the number of Units that would be received following the procedures set forth in (and the conversion formula used therein) with respect to a comparable convertible note in Section 4.3.2(d)(4); (provided, however, that (i) the Valuation Amount for this purpose shall be determined by a Qualified Valuator selected by the Non-Breaching Member and approved by the Breaching Member, which approval shall not be unreasonably withheld or delayed, (ii) such Qualified Valuator shall complete the valuation within forty-five (45) days after the appointment thereof, using any appointment method or

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methods the Qualified Valuator deems appropriate and (iii) the costs of such valuation shall be borne by the Company).

10.6.2 Material Breach. In the event of a Material Breach by a Breaching Member, the Non-Breaching Member shall have the rights set forth in Section 10.6.1, plus:

(a) Following the Cure Period, the Non-Breaching Member shall have the right to sell any or all of its Membership Interests to a third party without being subject to the transfer procedures set forth in Article 9 (provided that during any such Cure Period, the Non-Breaching Member shall have the right to approach potential purchasers regarding the sale of its Membership Interests).

ARTICLE 11.

AMD GUARANTY

11.1	Guaranty

Subject to the limitations expressly set forth in this Article 11, AMD hereby, absolutely, unconditionally and irrevocably, guarantees (this “AMD Guaranty”) by way of an independent obligation to the Company and Fujitsu and Fujitsu Member (a) the due, prompt and faithful performance by AMD Member of all undertakings, obligations, required acts and performances of AMD Member under or arising out of this Agreement, and (b) the due and punctual payment of all amounts due and payable by AMD Member under or arising out of this Agreement after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “AMD Guaranteed Obligations”).

11.2	AMD Guaranteed Obligations

This is a guaranty of payment and performance and not of collection only. If for any reason whatsoever AMD Member shall fail or be unable to perform or comply with any of its AMD Guaranteed Obligations, AMD shall promptly upon receipt of notice thereof from the Company or Fujitsu Member, as applicable, (a) pay or cause to be paid in lawful money of the United States the unpaid AMD Guaranteed Obligations then due and payable (at the place specified and in the amounts and to the extent required of AMD Member under this Agreement) and (b) perform or comply with the AMD Guaranteed Obligations for which performance or compliance is due or cause such AMD Guaranteed Obligations to be performed or complied with (such performance or compliance as required of AMD Member under this Agreement).

11.3	Guarantee Absolute and Unconditional

AMD waives any and all notice of the creation, renewal, extension, amendment, modification or accrual of any of the AMD Guaranteed Obligations and notice of or proof of reliance by the Company upon this AMD Guaranty or acceptance of this AMD Guaranty; the AMD Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the

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AMD Guaranty; and all dealings between AMD Member and AMD, on the one hand, and the Company or Fujitsu and Fujitsu Member, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the AMD Guaranty. AMD agrees that (i) any notice provided under this Agreement to AMD Member (including any demand for payment or notice of default or non payment) shall be deemed to constitute notice to AMD for purposes hereof and (ii) any knowledge of AMD Member shall be deemed knowledge of AMD for purposes hereof. Nothing in this Article 11 shall be deemed to constitute a waiver of, or prevent AMD from asserting, any valid defense that may be asserted by AMD Member. AMD waives to the fullest extent permitted by Applicable Law any defense whatsoever to the performance of the AMD Guaranteed Obligations that would not constitute a valid defense by AMD Member (including, without limitation, any defense that may be derived from or afforded by Applicable Law that limits the liability of or exonerate guarantors or sureties). AMD understands and agrees that this AMD Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to (a) the validity or enforceability of this Agreement or this Article 11, or (b) any other circumstance whatsoever (with or without notice to or knowledge of AMD Member or AMD) which constitutes, or might be construed to constitute, an equitable or legal discharge of AMD Member for the AMD Guaranteed Obligations, or of AMD under the AMD Guaranty in bankruptcy or any similar proceedings. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against AMD, the Company, Fujitsu or Fujitsu Member may, but shall be under no obligation to (and AMD irrevocably and unconditionally hereby waives to the fullest extent permitted by Applicable Law any right AMD may have to require the Company or any other Person to, and any defense that may arise from the Company’s or any other Person’s failure to) make a similar demand on or otherwise pursue such rights and remedies as it may have against AMD Member or any other Person or against any collateral security or guaranty for the AMD Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to make any such demand, to pursue such other rights or remedies or to collect any payments from AMD Member or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of AMD Member or any other Person or any such collateral security, guaranty or right of offset, shall not relieve AMD of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company against AMD. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.4	Reinstatement

This AMD Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the AMD Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Company upon any insolvency, bankruptcy, dissolution, liquidation or reorganization involving AMD Member or AMD, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, AMD Member or AMD or any substantial part of its property, or otherwise, all as though such payments had not been made.

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11.5	Expenses

AMD shall pay reasonable out-of-pocket attorneys’ fees, reasonable out-of-pocket costs and other expenses of the Company, Fujitsu Member or Fujitsu expended or incurred in enforcing the AMD Guaranty against AMD with respect to any claim against AMD Member in which the Company, Fujitsu Member or Fujitsu is the prevailing party, whether or not legal action is instituted, including, without limitation, all fees, costs and expenses incurred in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving AMD Member or AMD which in any way affect the exercises by the Company, Fujitsu Member or Fujitsu of any of its rights and/or remedies hereunder. Except as provided in the preceding sentence, any expenses incurred by the parties hereto in any arbitration proceeding initiated pursuant to Section 13.14 shall be paid in accordance with the dispute resolution procedures set forth in Schedule A.

11.6	Expiration of Guaranty

Notwithstanding anything in this Article 11 to the contrary, this Article 11 shall apply until the earlier to occur of (a) the date that all AMD Guaranteed Obligations and the obligations of AMD under this Article 11 shall have been satisfied by performance in full and of the AMD Guaranteed Obligations and (b) the date that AMD Member consummates a sale of its entire Membership Interest in the Company to an unaffiliated third party pursuant to Article 9 and such third party becomes a Substitute Member; provided that this Article 11 shall remain in effect with respect to any claims arising under this Article 11 on or prior to the date of such sale.

11.7	Limits on Guaranty

Notwithstanding anything in this Article 11 to the contrary, (a) Fujitsu Member may only make a claim or otherwise enforce rights against AMD under the AMD Guaranty if (i) Fujitsu Member has a claim based on a direct contractual obligation or legal duty between the Members arising out of or relating to this Agreement or (ii) Fujitsu Member believes in good faith that it has otherwise suffered damages as a result of a breach hereunder by AMD Member that exceed independently, or in the aggregate with all previous uncured breaches by AMD Member, one hundred million dollars (U.S.$100,000,000) and (b) Fujitsu may only make a claim or otherwise enforce rights against AMD under the AMD Guaranty if Fujitsu believes in good faith that it has suffered damages as a result of a breach hereunder by AMD Member that exceed independently, or in the aggregate with all previous uncured breaches by AMD Member, one hundred million dollars (U.S.$100,000,000).

11.8	Limitation on Claims

If, based upon a substantially identical underlying factual basis, (A) an arbitrator, court, tribunal or other judicial authority determines in an enforceable award, judgment or decision that AMD or an Affiliate of AMD shall make payments to, or on behalf of, the Company, and to or on behalf of Fujitsu or an Affiliate of Fujitsu, in satisfaction of a breach of contract claim, indemnification claim, enforcement action or other legal or equitable claims of the Company and of Fujitsu or an Affiliate of Fujitsu (other than in each case for indemnification

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

of Fujitsu or an Affiliate of Fujitsu against a Third Party Claim (as defined in the Contribution Agreement)), related to any Transaction Document (as defined in the Contribution Agreement) or the transactions contemplated thereunder, and (B) AMD or its Affiliate makes the payments in satisfaction of the claim of the Company, the amounts payable to, or on behalf of, Fujitsu or its Affiliate by AMD or its Affiliate shall be reduced by an amount equal to the product of (X) Fujitsu’s Membership Interest at the time of the claim of the Company multiplied by (Y) the aggregate amount paid by AMD to, or on behalf of, the Company, in satisfaction of the claim of the Company.

ARTICLE 12.

FUJITSU GUARANTY

12.1	Guaranty

Subject to the limitations expressly set forth in this Article 12, Fujitsu hereby, absolutely, unconditionally and irrevocably, guarantees (this “Fujitsu Guaranty”) by way of an independent obligation to the Company and AMD and AMD Member (a) the due, prompt and faithful performance by Fujitsu Member of all undertakings, obligations, required acts and performances of Fujitsu Member under or arising out of this Agreement, and (b) the due and punctual payment of all amounts due and payable by Fujitsu Member under or arising out of this Agreement after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “Fujitsu Guaranteed Obligations”).

12.2	Fujitsu Guaranteed Obligations

This is a guaranty of payment and performance and not of collection only. If for any reason whatsoever Fujitsu Member shall fail or be unable to perform or comply with any of its Fujitsu Guaranteed Obligations, Fujitsu shall promptly upon receipt of notice thereof from the Company or AMD Member, as applicable, (a) pay or cause to be paid in lawful money of the United States the unpaid Fujitsu Guaranteed Obligations then due and payable (at the place specified and in the amounts and to the extent required of Fujitsu Member under this Agreement) and (b) perform or comply with the Fujitsu Guaranteed Obligations for which performance or compliance is due or cause such Fujitsu Guaranteed Obligations to be performed or complied with (such performance or compliance as required of Fujitsu Member under this Agreement).

12.3	Guarantee Absolute and Unconditional

Fujitsu waives any and all notice of the creation, renewal, extension, amendment, modification or accrual of any of the Fujitsu Guaranteed Obligations and notice of or proof of reliance by the Company upon this Fujitsu Guaranty or acceptance of this Fujitsu Guaranty; the Fujitsu Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Fujitsu Guaranty; and all dealings between Fujitsu Member and Fujitsu, on the one hand, and the Company or AMD and AMD Member, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the Fujitsu Guaranty. Fujitsu

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agrees that (i) any notice provided under this Agreement to Fujitsu Member (including any demand for payment or notice of default or non payment) shall be deemed to constitute notice to Fujitsu for purposes hereof and (ii) any knowledge of Fujitsu Member shall be deemed knowledge of Fujitsu for purposes hereof. Nothing in this Article 12 shall be deemed to constitute a waiver of, or prevent Fujitsu from asserting, any valid defense that may be asserted by Fujitsu Member. Fujitsu waives to the fullest extent permitted by Applicable Law any defense whatsoever to the performance of the Fujitsu Guaranteed Obligations that would not constitute a valid defense by Fujitsu Member (including, without limitation, any defense that may be derived from or afforded by Applicable Law that limits the liability of or exonerates guarantors or sureties). Fujitsu understands and agrees that this Fujitsu Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to (a) the validity or enforceability of this Agreement or this Article 12, or (b) any other circumstance whatsoever (with or without notice to or knowledge of Fujitsu Member or Fujitsu) which constitutes, or might be construed to constitute, an equitable or legal discharge of Fujitsu Member for the Fujitsu Guaranteed Obligations, or of Fujitsu under the Fujitsu Guaranty in bankruptcy or any similar proceedings. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Fujitsu, the Company, AMD or AMD Member may, but shall be under no obligation to (and Fujitsu irrevocably and unconditionally waives to the fullest extent permitted by Applicable Law any right Fujitsu may have to require the Company or any other Person to, and any defense that may arise from the Company’s or any other Person’s failure to), make a similar demand on or otherwise pursue such rights and remedies as it may have against Fujitsu Member or any other Person or against any collateral security or guaranty for the Fujitsu Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to make any such demand, to pursue such other rights or remedies or to collect any payments from Fujitsu Member or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of Fujitsu Member or any other Person or any such collateral security, guaranty or right of offset, shall not relieve Fujitsu of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company against Fujitsu. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

12.4	Reinstatement

This Fujitsu Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Fujitsu Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Company upon any insolvency, bankruptcy, dissolution, liquidation or reorganization involving Fujitsu Member or Fujitsu, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Fujitsu Member or Fujitsu or any substantial part of its property, or otherwise, all as though such payments had not been made.

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12.5	Expenses

Fujitsu shall pay reasonable out-of-pocket attorneys’ fees, reasonable out-of-pocket costs and other expenses of the Company, AMD Member or AMD expended or incurred in enforcing the Fujitsu Guaranty against Fujitsu with respect to any claim against Fujitsu Member in which the Company, AMD Member or AMD is the prevailing party, whether or not legal action is instituted, including, without limitation, all fees, costs and expenses incurred in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Fujitsu Member or Fujitsu which in any way affect the exercises by the Company, AMD Member or AMD of any of its rights and/or remedies hereunder. Except as provided in the preceding sentence, any expenses incurred by the parties hereto in any arbitration proceeding initiated pursuant to Section 13.14 shall be paid in accordance with the dispute resolution procedures set forth in Schedule A.

12.6	Expiration of Guaranty

Notwithstanding anything in this Article 12 to the contrary, this Article 12 shall apply until the earlier to occur of (a) the date that all Fujitsu Guaranteed Obligations and the obligations of Fujitsu under this Article 12 shall have been satisfied by performance in full and of the Fujitsu Guaranteed Obligations and (b) the date that Fujitsu Member consummates a sale of its entire Membership Interest in the Company to an unaffiliated third party pursuant to Article 9 and such third party becomes a Substitute Member; provided that this Article 12 shall remain in effect with respect to any claims arising under this Article 12 on or prior to the date of such sale.

12.7	Limits on Guaranty

Notwithstanding anything in this Article 12 to the contrary, (a) AMD Member may only make a claim or otherwise enforce rights against Fujitsu under the Fujitsu Guaranty if (i) AMD Member has a claim based on a direct contractual obligation or legal duty between the Members arising out of or relating to this Agreement or (ii) AMD Member believes in good faith that it has otherwise suffered damages as a result of a breach hereunder by Fujitsu Member that exceed independently, or in the aggregate with all previous uncured breaches by Fujitsu Member, one hundred million dollars (U.S.$100,000,000) and (b) AMD may only make a claim or otherwise enforce rights against Fujitsu under the Fujitsu Guaranty if AMD believes in good faith that it has suffered damages as a result of a breach hereunder by Fujitsu Member that exceed independently, or in the aggregate with all previous uncured breaches by Fujitsu Member, one hundred million dollars (U.S.$100,000,000).

12.8	Limitation on Claims

If, based upon a substantially identical underlying factual basis, (A) an arbitrator, court, tribunal or other judicial authority determines in an enforceable award, judgment or decision that Fujitsu or an Affiliate of Fujitsu shall make payments to, or on behalf of, the Company, and to or on behalf of AMD or an Affiliate of AMD, in satisfaction of a breach of contract claim, indemnification claim, enforcement action or other legal or equitable claims of

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the Company and of AMD or an Affiliate of AMD (other than in each case, for indemnification of AMD or an Affiliate of AMD against a Third Party Claim (as defined in the Contribution Agreement)), related to any Transaction Document (as defined in the Contribution Agreement) or the transactions contemplated thereunder, and (B) Fujitsu or its Affiliate makes the payments in satisfaction of the claim of the Company, the amounts payable to, or on behalf of, AMD or its Affiliate by Fujitsu or its Affiliate shall be reduced by an amount equal to the product of (X) AMD’s Membership Interest at the time of the claim of the Company multiplied by (Y) the aggregate amount paid by Fujitsu to, or on behalf of, the Company, in satisfaction of the claim of the Company.

ARTICLE 13.

MISCELLANEOUS

13.1	Amendments

13.1.1 Joinder. Each Substitute Member shall become a signatory hereto by signing a Joinder Agreement substantially in the form of Exhibit B, and this Agreement will be deemed to have been amended to give effect to such Joinder Agreement. By so signing, each Substitute Member, as the case may be, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

13.1.2 Requirement; Board Authority. Any provision of this Agreement may be amended, if, and only if, such amendment is in writing and is duly executed by all Members; provided, however, that amendments may be made to this Agreement from time to time by the Board of Managers, without the consent of either Member: (a) to delete or add any provision of this Agreement required to be so deleted or added by any Governmental Authority, which addition or deletion is deemed by such Governmental Authority to be for the benefit or protection of all of the Members; or (b) to take such actions as may be reasonably necessary (if any) to insure that the Company will be treated as a partnership for federal income tax purposes. Upon the making of any amendment to this Agreement in accordance with the previous sentence, the Board of Managers shall prepare and file such documents and certificates as may be required under the Act and under any other Applicable Law.

13.2	No Waiver

Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the party against whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege.

13.3	Entire Agreement

This Agreement, together with the Contribution Agreement and the other documents, exhibits and schedules referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior

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oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein, in the Contribution Agreement and in the other documents, exhibits and schedules referred to herein and therein.

13.4	Further Assurances

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

13.5	Notices

Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent to the addresses listed on Exhibit A (or to such other address or facsimile number as may be designated by a party giving written notice to the other parties pursuant to this Section 13.5).

13.6	Tax Matters

13.6.1 Tax Matters Partner.

(a) The Company shall file an election pursuant to Code Section 6231(a)(1)(B)(ii) to have Code Section 6231(a)(1)(B)(i) not apply. For so long as AMD Member and/or any of its Affiliates has an aggregate Percentage Interest greater than fifty percent (50%), AMD Member shall serve as the Company’s “Tax Matters Partner” (as defined in Code Section 6231(a)(7)) and shall perform any similar or corresponding role under applicable state law. The Tax Matters Partner shall perform the duties imposed on a Tax Matters Partner under the Code and shall be entitled to expend Company funds for (or to be reimbursed for) reasonable third-party costs relating thereto. All legal and accounting fees relating to any audits of the Company shall be borne by the Company; provided, that the Members shall bear the costs of any audits of their separate tax returns. In the event the United States Internal Revenue Service or any other applicable Governmental Authority notifies the Tax Matters Partner of any proposed Proceeding relating to the Company’s information or tax returns or to the amount of the liability of the Company for any Tax, the Tax Matters Partner shall promptly notify the other Members of such matter, shall provide relevant factual information (to the extent known) describing any asserted liability for Tax in reasonable detail and shall provide copies of any notice or other documents received from the Internal Revenue Service or other applicable Governmental Authority with respect to such matter. The Tax Matters Partner shall at all times

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keep the other Members informed as to the status of all such Proceedings and shall permit each other Member to Participate fully in that portion of any Proceeding relating to Taxes for which it may have liability under Article X of the Contribution Agreement. Any such right to Participate shall not limit the rights any such other Member may otherwise have under Applicable Law. In the event that a proposed adjustment relating to any “partnership item” (as defined in Code Section 6231(a)(3)) or any similar or corresponding item under applicable state law is an item for which any Member is or potentially may be an Indemnifying Party pursuant to Article X of the Contribution Agreement, the Company shall not enter into any settlement agreement or otherwise agree to any settlement with respect to such partnership item without the consent of the Indemnifying Party.

(b) The Member designated as Tax Matters Partner is hereby authorized to make all elections available to the Company for federal, state, local, and foreign tax purposes, except that in no event shall the Company file an election to be treated as a corporation or as an association taxable as a corporation for United States federal income tax purposes or for purposes of income or corporate franchise tax purposes under the law of any State of the United States. In respect of any tax elections that the Company may be eligible or required to make under the laws of Japan, the Tax Matters Partner shall consult with appropriate officers or other personnel employed by FASL (Japan).

(c) The Tax Matters Partner shall prepare or cause to be prepared all appropriate income and information tax returns for the Company; provided, that if the Company is required to file tax returns with any national or sub-national Governmental Authority in Japan, such returns shall be prepared by a qualified Japanese audit corporation under the supervision of the Board of Managers (which supervisory responsibility may be delegated to the Tax Matters Partner who shall request assistance from FASL (Japan) to the extent that the Tax Matters Partner reasonably determines that such assistance would be in the best interest of the Company. All such returns shall be subject to review by the other Member(s) before filing and shall be delivered to the other Member(s) for review not fewer than ten (10) Business Days in advance of the due date thereof (taking into account any extensions actually obtained); provided, however, that the Tax Matters Partner shall use its best efforts to provide Fujitsu Member with 30 days advance notice if the Tax Matters Partner intends that the Company will take any position on Form 1065 as to which a disclosure will be filed on IRS Form 8275 (or any variation thereof) or as to which the Tax Matters Partner believes that “substantial authority” (within the meaning of Code Section 6662) is or may be lacking, and thereafter, if so requested by Fujitsu Member, shall consult with Fujitsu Member concerning such position. All third-party costs and expenses reasonably incurred by the Tax Matters Partner in performing its duties described in this Section 13.6 or otherwise in accordance with the terms of this Agreement (including legal and accounting fees) shall be borne by the Company. Each Member shall provide to the Tax Matters Partner such information as the Tax Matters Partner deems necessary or appropriate in connection with its activities as Tax Matters Partner; provided, however, that in no event will Fujitsu Member be required to disclose to the Tax Matters Partner or the Company copies of any Tax returns filed by Fujitsu Member or any Affiliate of Fujitsu Member. The Tax Matters Partner shall cooperate with the Members by providing to each Member such information as the

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

Member may reasonably request concerning the Company and its transactions in connection with the determination of such Member’s liability for any Tax or any Proceeding relating thereto.

(d) Notwithstanding any other provisions of this Agreement, Fujitsu Member shall have the right, by written notice to AMD Member, to require that the Company’s United States federal, state and local information tax returns be prepared by a certified public accounting firm in the event that any of the following occur: (i) the Company fails to file any required IRS Form 1065 (or successor Form) or corresponding returns or reports for the States of Texas or California on a timely basis (taking into account any extensions actually obtained); (ii) the Company fails to provide to Fujitsu Member the information described in Section 7.10(b) within the applicable time periods set forth in such Section; (iii) penalties under Code Sections 6662 or 6663 are imposed on Fujitsu Member due to the negligence or fraud (as such terms are defined in Sections 6662 and 6663 and the Regulations thereunder) of AMD Member or an Affiliate of AMD Member in preparing tax filings in respect of the Company; or (iv) the Company fails to receive, on a timely basis (not less frequently than annually in advance of filing its Form 1065), an opinion of counsel that after review of materials prepared by the Company to comply with the requirements of Code Section 6222(e) and Section 1.6662-6(d) of the Regulations, given the applicable data and pricing methods, the Company reasonably concluded that the method applied for each of the various intercompany transactions described in such materials provides the most reliable measure of an arm’s length result under the best methods rule of Section 1.482-1(c) of the Regulations.

(e) In the event that the Company’s tax returns are prepared by a certified public accounting firm, all determinations of the amounts of the Members’ Tax Liability Distributions pursuant to Section 5.1.1 shall thereafter be made on a basis consistent with the treatment of particular items or types of transactions taken on the Company’s returns as so prepared (to the extent positions have been taken with respect to particular items or types of transactions) unless (i) a change in applicable tax law renders such treatment no longer proper, (ii) the Company receives advice from such certified public accounting firm or outside tax counsel (not including persons employed by the Tax Matters Partner) that another treatment should be followed, or (iii) the Members mutually agree otherwise. If any of the conditions described in clauses (i), (ii) or (iii) of the preceding sentence applies, Tax Liability Distributions shall be calculated consistently with the expected tax treatment of such items based on such change in law, professional advice or mutual agreement.

(f) The provisions of this Section 13.6 shall survive the termination or dissolution of the Company and shall remain binding on the Members for such period of time as is necessary to resolve any and all matters regarding the Tax treatment of the Company and Tax items attributable to the Company.

13.6.2 Standards. Except as set forth in Section 13.6.3, the Tax Matters Partner and its Affiliates shall not be liable, responsible, or accountable, in damages or otherwise, to the Company or to any other Member(s) for doing any act or failing to do any act, with respect to the Tax Matters Partner’s duties set forth in this Section 13.6 or otherwise performed, the effect of

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

which may cause or result in loss or damage to the Company or any Member(s), unless the Tax Matters Partner or one of its Affiliates engages in gross negligence or willful misconduct.

13.6.3 Indemnity. Notwithstanding any other provision of this Agreement, in the event that a positive Tax Liability Distribution Adjustment pursuant to Section 5.1.1 herein is made in respect of Fujitsu Member in respect of any Fiscal Year of the Company, the Company shall indemnify and hold harmless Fujitsu Member for any resulting penalties and interest. Any payment made to Fujitsu Member pursuant to the preceding sentence of this Section 13.6.3 shall be treated as a guaranteed payment within the meaning of Code Section 707(c). The amount of any payments made pursuant to this Section 13.6.3 shall be determined so as to fully indemnify Fujitsu Member for such penalties and interest after taking into account the amount of income Tax required to be paid by Fujitsu Member with respect to such amount (for this purpose, the payment shall be treated as being subject to income Tax at the Tax Distribution Rate applicable to the year in which such amount is includible in taxable income by Fujitsu Member) and the Tax benefit of the corresponding deduction allocated to Fujitsu Member by the Company (which deduction shall be treated as providing a Tax benefit at the Tax Distribution Rate applicable to Fujitsu Member for its taxable year with or within which ends the taxable year of the Company for which such amount is properly deductible by the Company).

13.7	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

13.8	Construction; Interpretation

13.8.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

13.8.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.8.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

13.8.4 Presumptions. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

13.9	Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.10	No Assignment; Binding Effect

Except as otherwise expressly provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each other party. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

13.11	Language

This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

13.12	Severability

If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the parties’ intent in entering into this Agreement.

13.13	Counterparts

This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

13.14	Dispute Resolution

The parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), shall be resolved in accordance with the dispute resolution procedures set forth in Schedule A.

13.15	Third-Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any third-party creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto (including, for the avoidance of doubt, AMD and Fujitsu as parties hereto with respect to all applicable provisions hereof), their respective successors and permitted assigns and, solely with respect to the provision of Section 7.11, each Indemnitee and each other indemnified Person addressed therein.

13.16	Specific Performance

The parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement, at law or in equity.

13.17	Consequential Damages

No party shall be liable to any other party under any legal theory for indirect, special, incidental, consequential or punitive damages, or any damages for loss of profits, revenue or business, even if such party has been advised of the possibility of such damages (it being understood that (i) diminution in value of Membership Interest shall not be considered to fall within any such category of damages and (ii) a claim seeking to recover diminution in value shall not be limited by operation of this Section 13.17).

(Signature Page Follows)

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MEMBERS

AMD INVESTMENTS, INC.

By:	/s/ Thomas M. McCoy
Name:	Thomas M. McCoy
Title:	Vice President and Secretary

FUJITSU MICROELECTRONICS HOLDING, INC.

By:	/s/ Kazuo Iida
Name:	Kazuo Iida
Title:	President

NON-MEMBERS

ADVANCED MICRO DEVICES, INC.

By:	/s/ Thomas M. McCoy
Name:	Thomas M. McCoy
Title:	Senior Vice President, General Counsel
Address:	One AMD Place
Sunnyvale, California 94086
Facsimile:	(408) 774-7399

FUJITSU LIMITED

By:	/s/ Hiroaki Kurokawa
Name:	Hiroaki Kurokawa
Title:	President and Representative Director
Address:

Facsimile:

Schedule S-1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of the exhibit has been filed separately with the Securities and Exchange Commission.